UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Easton Oval

Columbus, Ohio 43219

April 4, 2017

To Our Shareholders:

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 9, 2017, at the offices of the Company, 3 Easton Oval, Columbus, Ohio. Holders of record of our common shares as of March 13, 2017 are entitled to notice of, and to vote at, the Annual Meeting.

Enclosed is a copy of our 2016 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, a notice of the Annual Meeting and a proxy statement and proxy card for the Annual Meeting. It is important that your common shares be represented at the Annual Meeting. Please record your vote on the enclosed proxy card and return it promptly in the postage-paid envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the Annual Meeting. We hope you can be with us.

Sincerely,

Robert H. Schottenstein,
Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY

ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY.

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 9, 2017

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 9, 2017, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the Company’s 2020 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;

3)	To consider and vote upon a non-binding, advisory resolution on the frequency of advisory votes on the compensation of the Company’s named executive officers;

4)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year; and

5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only holders of record of our common shares at the close of business on March 13, 2017 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,

J. Thomas Mason,
Secretary

April 4, 2017

THE COMPANY’S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2016 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2017.

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2016 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and reduces the environmental impact of our shareholder communications. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreports.com/MHO.

•	Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2017 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 9, 2017

GENERAL

Time, Place and Purposes of Meeting

The 2017 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 9, 2017 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent on or about April 4, 2017 to holders of the Company’s common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 13, 2017 (the “Record Date”). This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2016 Annual Report to Shareholders (the “2016 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”), is being mailed together with this Proxy Statement.

Outstanding Shares and Quorum Requirements

There were 27,092,723 Common Shares issued and outstanding on the Record Date. The Common Shares represent our only class of voting securities entitled to vote at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning to the Company, at or prior to the Annual Meeting, the enclosed proxy card in the envelope provided. Alternatively, shareholders holding Common Shares registered directly with our transfer agent, Computershare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 1:00 a.m., local time, on May 9, 2017. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. A record holder of Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Beneficial owners should review the information provided to them by their broker, bank or other nominee. This information will set forth the procedures to be followed in instructing their broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.

Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules (“NYSE Rules”) of the New York Stock Exchange (the “NYSE”), sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the ratification of the appointment of auditors, but broker/dealers may not vote such Common Shares on “non-routine” matters, such as the election of directors and the advisory votes on executive compensation and the frequency of advisory votes on executive compensation, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.”

Revocation of Proxies

A record holder may revoke its proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing and returning to the Company a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed that are received prior to, or at the time of, the Annual Meeting and all proxies properly voted electronically via the Internet or telephonically before 1:00 a.m., local time, on May 9, 2017, will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2), for holding advisory votes on the compensation of the Company’s named executive officers every ONE YEAR (Proposal No. 3), FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017 (Proposal No. 4) and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the Company’s 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected at the Annual Meeting. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the director nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Director Nominees - Term to Expire at 2020 Annual Meeting of Shareholders

Phillip G. Creek	64	Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Committee Membership: Executive	2002

Mr. Creek has served in various management positions with the Company since 1993 and has worked in the homebuilding industry for over 30 years. Mr. Creek has extensive experience in finance, accounting, strategic planning, homebuilding operations, investor relations and capital markets and provides the Board with valuable knowledge of the homebuilding industry and the Company’s operations.

Norman L. Traeger*	77	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Mr. Traeger currently serves as a director of The Discovery Group. Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)	1997

Mr. Traeger’s diverse background as a business owner and operator, venture capitalist and real estate developer provides the Board with significant experience in sales, marketing, strategic planning and capital formation, as well as entrepreneurial and operational expertise.

Nancy J. Kramer*	61	Founder of Resource/Ammirati, a digitally led creative agency established in 1981 that was acquired by IBM in 2016, and is now Chief Evangelist for IBM iX. Ms. Kramer also serves on the board of The Columbus Foundation, the Wexner Center for the Arts and The Wellington School. Committee Membership: Nominating and Governance	2015

Ms. Kramer has more than 30 years of experience in the marketing and advertising industry. Her extensive experience provides the Board with valuable expertise with digital and interactive marketing and advertising.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Directors - Term to Expire at 2018 Annual Meeting of Shareholders

Michael P. Glimcher*	49

Principal of Glimcher Legacy, an independent commercial real estate firm. Mr. Glimcher served as Vice Chairman and Chief Executive Officer of WP Glimcher, a real estate investment trust formed through the merger of Washington Prime Group Inc. and Glimcher Realty Trust, from January 2015 to June 2016. Mr. Glimcher served as Chairman of the Board of Glimcher Realty Trust from September 2007 to January 2015 and Chief Executive Officer of Glimcher Realty Trust from January 2005 to January 2015. Mr. Glimcher serves on the Executive Board of Governors and the Governing Committee of the National Association of Real Estate Investment Trusts. He is also a member of the Real Estate Roundtable and serves on the Governing Committee of the Columbus Foundation and the board of trustees of the Wexner Center for the Arts. He is also a member of the International Council of Shopping Centers, the Columbus Partnership, the Governing Committee of the Columbus Foundation and serves as Vice Chairman of the Board of Trustees at Columbus School for Girls.

Committee Membership: Nominating and Governance

			2013

As a former Vice Chairman and Chief Executive Officer of a publicly-traded real estate investment trust with real estate projects across the United States, Mr. Glimcher brings the Board management, public company, risk management, corporate governance and real estate development and construction experience.

J. Thomas Mason	59	Chief Legal Officer of the Company since November 2011, Executive Vice President of the Company since February 2008 and Secretary of the Company since July 2002. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008 and as General Counsel of the Company from July 2002 until November 2011. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio. Committee Membership: None	2006

Mr. Mason has practiced law for over 33 years, including 18 years in private practice, with an emphasis on land acquisition/disposition and development. As Chief Legal Officer and Secretary of the Company, Mr. Mason is actively involved in the Company’s risk management, land acquisition/disposition and development and human resources functions. Mr. Mason provides the Board with insight into legal issues affecting the Company as well as valuable real estate expertise and detailed knowledge of many areas of our business.

Sharen Jester Turney*	60	President and Chief Executive Officer of Victoria’s Secret, a division of L Brands, Inc., a publicly-traded national retailer, from 2006 until February 2016. Ms. Turney served as President and Chief Executive Officer of Victoria’s Secret Direct, the brand’s catalogue and e-commerce arm, from 2000 until 2006. Prior to joining Victoria’s Secret, Ms. Turney served in various executive roles with Neiman Marcus Group, Inc., a publicly-traded national retailer. Committee Memberships: Nominating and Governance; Compensation	2011

Ms. Turney’s service as an executive officer of publicly-traded companies provides the Board with diverse and valuable experience in numerous areas, including business management, strategic planning, retailing, finance, marketing, understanding the customer, brand management and sourcing.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Directors - Term to Expire at 2019 Annual Meeting of Shareholders

Friedrich K.M. Böhm*	75

Consultant for large real estate development projects. Mr. Böhm was a partner of White Oak Partners, a private equity firm, from 2008 to 2015 and Chairman of White Oak Partners from 2008 to 2013. Mr. Böhm served as Chairman Emeritus of NBBJ, an international architectural firm, from 2006 to 2008, Chairman of NBBJ from 1997 until 2006 and Managing Partner and Chief Executive Officer of NBBJ from 1987 until 1997. He currently serves as a director of The Daimler Group and White Oak Partners and was formerly a director of TRC Companies, Inc., Huntington National Bank and NBBJ. In November 2013, Mr. Böhm was appointed as the Company’s Lead Independent Director.

Committee Memberships: Audit; Compensation (Chairman); Executive

			1994

For nearly 20 years, Mr. Böhm served in an executive role with NBBJ, a leading international architectural firm that has designed communities, buildings, products, environments and digital experiences, including designing over 300,000 housing units. Mr. Böhm provides the Board with extensive and broad-based operating, design, strategic planning and management experience.

William H. Carter*	63

Executive Vice President and Chief Financial Officer of Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), an international specialty chemicals and materials company, from April 1995 until December 2015, and a director of Hexion Inc. from November 2001 until December 2015. Mr. Carter also served as Executive Vice President and Chief Financial Officer and a director of Momentive Performance Holdings LLC and its wholly-owned subsidiary Momentive Performance Materials Inc. from October 2010 until October 2014. Prior to joining Hexion Inc., Mr. Carter was a partner with Price Waterhouse LLP, which he joined in 1975. He currently serves on the board of directors of Lancaster Colony Corporation and Vectra Corporation.

Committee Membership: Audit (Chairman)

			2012

Mr. Carter has more than 40 years of finance and accounting experience, including having served as a chief financial officer of a public-reporting company and a partner for an independent registered public accounting firm. Through this extensive experience, he provides the Board with valuable expertise in numerous financial areas, including accounting, tax, treasury, capital markets and strategic planning.

Robert H. Schottenstein	64

Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004 and President of the Company since May 1996. Mr. Schottenstein currently serves as a director of Installed Building Products, Inc. Mr. Schottenstein also serves on The Ohio State University Wexner Medical Center board and is also a board member of The Ohio State University Foundation. In addition, Mr. Schottenstein serves on the Executive Committee of The Harvard University Joint Center for Housing. Mr. Schottenstein served as a Trustee of The Ohio State University (“OSU”) from 2005 to 2014 and as the Chair of the Board of Trustees of OSU from 2012 to 2014. Mr. Schottenstein formerly served as a director of Huntington Bancshares Incorporated.

Committee Membership: Executive (Chairman)

			1993

Mr. Schottenstein’s day-to-day leadership as Chief Executive Officer of the Company, more than 25 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development, family relationship (he is the son of the founder of the Company) and previous experience as a real estate attorney provides the Board with extensive knowledge of our operations, business, industry and history.

*	Independent director under the NYSE Rules.

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization, Independence and Committees

The Board currently has nine members. The Board has determined that six of its nine members (Friedrich K.M. Böhm, William H. Carter, Michael P. Glimcher, Nancy J. Kramer, Norman L. Traeger and Sharen Jester Turney) qualify as independent under NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2016, the Board held four meetings, and each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2016, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with the applicable rules of the Securities and Exchange Commission (the “SEC Rules”) and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at www.mihomes.com under the “Investors” heading.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function.

The Audit Committee’s specific responsibilities include: (1) reviewing and discussing the overall scope of the independent registered public accounting firm’s annual audit plans, including staffing, professional services, audit procedures and fees; (2) reviewing and discussing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; (3) reviewing and discussing the Company’s quarterly financial statements and annual audited financial statements and related disclosures; (4) discussing the assessments of the adequacy and effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; (5) discussing the guidelines and policies used by management to govern the process by which risk assessment and risk management is undertaken, paying particular attention to financial risk exposures; (6) monitoring and reporting to the Board concerning the independence, qualifications and performance of the independent registered public accounting firm; (7) reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or its subsidiaries; (8) reviewing the internal auditors’ annual audit plans and reviewing reports concerning the results of internal audits; (9) reviewing and discussing with the internal auditors their assessments of the Company’s risk management processes and system of internal control; (10) establishing procedures for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; (11) engaging the independent registered public accounting firm; and (12) reviewing any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm or the performance of the internal audit function.

Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, William H. Carter, qualifies as an audit committee financial expert as defined by applicable SEC Rules. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met nine times during 2016. The Audit Committee also met nine times with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. The Audit Committee’s report relating to the 2016 fiscal year appears on page 53 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Compensation Committee Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the amount and form of compensation for the executive officers; (3) reviewing and making recommendations to the Board regarding the amount and form of non-employee director compensation; (4) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (5) reviewing and making recommendations to the Board concerning and administering the Company’s cash incentive and equity-based compensation plans; (6) reviewing and discussing with the Board the Company’s organizational structure and plans for management succession; (7) reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (8) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties, and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the sole authority under its charter to retain, terminate and approve the fees and terms of retention of any compensation consultant, legal counsel or other advisor it deems necessary to assist in the performance of its duties, but only after taking into consideration all factors relevant to such consultant’s, counsel’s or advisor’s independence from management, including any factors specified in the NYSE Rules. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor that it retains.

The Compensation Committee met six times during 2016. The Compensation Committee’s report relating to the 2016 fiscal year appears on page 40 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 22 of this Proxy Statement for more information concerning the activities of the Compensation Committee with respect to the 2016 fiscal year, including the Compensation Committee’s engagement of Pearl Meyer & Partners (“Pearl Meyer”), an independent outside consulting firm, to assist the Compensation Committee in the design of the Company’s 2016 executive compensation program.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects

NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2016.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2016, the Executive Committee did not hold any formal meetings; however, the committee approved five actions by unanimous written consent.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at www.mihomes.com under the “Investors” heading.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. The Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance. If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is brought to the attention of the Audit Committee, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and the amount involved exceeds $120,000 and any Related Person had or will have a direct or indirect material interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

During 2016 and the year-to-date period in 2017, the Company has not been a participant in any related person transaction which requires disclosure under Item 404(a) of Regulation S-K.

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following, each annual meeting of shareholders. All of our directors attended the 2016 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions) must adhere to the Company’s Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules and is intended to reinforce our commitment to maintaining the highest ethical standards in operating our business. The Code of Business Conduct and Ethics is available on the Company’s website at www.mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet without management or inside directors present at every regularly scheduled Board meeting (at least twice per year) and at such other times as our Lead Independent Director or a majority of our non-management directors deem necessary or appropriate. Each executive session is chaired by our Lead Independent Director. During 2016, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219,

c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Board Leadership Structure

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the combined role of Chairman and Chief Executive Officer, as supplemented by our Lead Independent Director (as discussed below), is the most effective leadership structure for us at the present time. The Board believes that our Chief Executive Officer is best qualified to serve as Chairman because, as the officer ultimately responsible for our operations and performance, he is intimately familiar with our business, operations and industry and uniquely positioned to effectively identify and lead discussions concerning our strategic priorities. The Board further believes that the combined role of Chairman and Chief Executive Officer promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which are essential to effective governance. In addition, the Board believes that our current Chief Executive Officer’s family relationship (he is the son of the founder of the Company), previous experience as a real estate attorney and more than 25 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development further qualify him to serve as Chairman.

To supplement our leadership structure, the Board has a Lead Independent Director position, which is currently held by Friedrich K.M. Böhm. The Lead Independent Director serves at the discretion of, and is annually elected by, our independent directors. The Lead Independent Director has the following duties and responsibilities:

•	review with the Chairman and approve the agenda for meetings of the Board;

•	review with the Chairman and approve the schedule for meetings of the Board to assure there is sufficient time for discussion of all agenda items;

•	review with the Chairman and approve information provided to the Board;

•	call executive sessions or meetings of the independent directors or non-management directors, as he or she deems necessary or appropriate, and preside at all such executive sessions or meetings;

•	preside at all meetings of the Board at which the Chairman is not present;

•	meet separately with the Chairman after executive sessions of the independent directors or the non-management directors to review matters considered during such executive sessions;

•	serve as the liaison between the Chairman and the independent directors;

•	be available for consultation and direct communication with the Company’s shareholders, if requested; and

•	perform such other duties as the Board may from time to time delegate.

The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to address our then current circumstances.

Board’s Role in Risk Oversight

Management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks that we face. While management reviews risk on a company-wide basis, it focuses on risks in three primary areas: (1) financial risk; (2) legal, compliance and regulatory risk; and (3) operational and strategic risk. The Board has ultimate oversight responsibility for our risk-management program and carries out this responsibility directly and through its committees. The full Board directly oversees and reviews operational and strategic risk and receives regular reports from the committee chairs regarding risk oversight in the committees’ respective areas of responsibility. The Audit Committee oversees and reviews financial risk (including our internal controls) and legal, compliance and regulatory risk. In carrying out their oversight responsibilities, the full Board and the Audit Committee receive regular reports from the appropriate members of management regarding the material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. The Audit Committee also receives an annual risk assessment report from our internal auditors and, in accordance with its charter, discusses with management the guidelines and policies that management uses to govern the process by which risk assessment and management is undertaken, with particular attention to financial risks.

In connection with its oversight of our executive compensation program, the Compensation Committee reviews and evaluates our compensation policies and practices relating to our employees (as well as our executive officers). During its review and evaluation, the Compensation Committee focuses on any incentives that may create, and any factors that may reduce the likelihood of, excessive risk taking by our employees to determine whether our compensation policies and practices present a material risk to us. Based on this review, the Compensation Committee has concluded that our compensation policies and practices for our employees (including our executive officers) do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to the composition and operation of our Board, including director independence and potential conflicts of interest.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly-traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Governance Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills. The Nominating and Governance Committee does not assign a specific weight to particular factors and, depending upon the current needs of the Board, may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the shareholder intending to make the nomination and the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve a non-binding, advisory resolution on the compensation of our executive officers identified in the Summary Compensation Table on page 41 of this Proxy Statement (the “Named Executive Officers”)––commonly referred to as a “say-on-pay” vote. Our Board has adopted a policy providing for an annual “say-on-pay” vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and all related disclosures.

We are committed to responsible executive compensation practices and a pay-for-performance philosophy. Through a balanced mix of base salary, annual cash performance bonus and long-term equity awards, we seek to promote four primary objectives with our executive compensation program: (1) attracting and retaining exceptional executives; (2) motivating our executives; (3) aligning the interests of our executives and our shareholders; and (4) rewarding short-term and long-term performance. Our executive compensation program is intended to be competitive with our Peer Group (as defined on page 26 of this Proxy Statement) while concentrating a significant majority of each Named Executive Officer’s compensation in at risk or variable compensation that is dependent upon our performance and/or long-term appreciation in the price of our Common Shares.

In 2016, we remained focused on continuing to increase our profitability and positioning the Company for long-term success. We set financial and operational goals for 2016 designed to drive our profitability with a focus for purposes of our executive compensation program on increasing our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”). In addition, we sought to increase the number of new contracts that we entered into and homes that we delivered and improve our customer service scores. The “Compensation Discussion and Analysis” beginning on page 22 of this Proxy Statement describes in detail our executive compensation program and how and why the Compensation Committee determined that compensation. We urge shareholders to read the “Compensation Discussion and Analysis” as well as the Summary Compensation Table and other related compensation tables on pages 41-50 of this Proxy Statement.

Consistent with our continued focus on increasing our profitability, our 2016 executive compensation program was substantially similar in design to our 2015 program, with only a few changes. Highlights of our 2016 executive compensation program and the Compensation Committee’s decisions include:

•	Base Salary. In 2016, the Named Executive Officers’ base salaries remained unchanged at their 2015 levels, with the exception of Mr. Mason whose salary was increased (for the first time since 2010) from $450,000 to $500,000.

•

Annual Cash Performance Bonus. For 2016, each Named Executive Officer was eligible to receive a cash performance bonus based on our Adjusted Pre-Tax Income. The Compensation Committee selected Adjusted Pre-Tax Income in an effort to directly align the Named Executive Officers’ compensation with our goal of increasing profitability. Under the 2016 cash performance bonus program, the Compensation Committee sought to reward the Named Executive Officers with amounts payable that were consistent with past practice for performance that achieved our budgeted levels of Adjusted Pre-Tax Income and reduce the amounts payable (compared to prior years) for performance that fell between the threshold level and our internal budget (especially as performance fell closer to the threshold level). To help accomplish this goal, the Committee

(1) increased the threshold performance level to $25 million in 2016 from $20 million in 2015 and (2) reduced the amount payable in 2016 at the threshold performance level to $1 (i.e., no bonus would be payable if we failed to achieve the threshold level) from 20% of each Named Executive Officer’s maximum potential bonus opportunity if we achieved the threshold level in 2015.

In 2016, we increased our Adjusted Pre-Tax Income by 17%, and each Named Executive Officer received a cash performance bonus that represented 74% of his maximum annual performance bonus opportunity (and an 11% increase from his 2015 annual cash performance bonus).

•	Equity-Based Compensation. In 2016, the Named Executive Officers received the same number of stock options as they received in 2015. They also received in 2016 a target number of performance share units (“PSU’s”) with the underlying Common Shares having approximately the same market value on the date of grant as they received in 2015, with the exception of the PSU’s awarded to Mr. Mason. In his case, the Compensation Committee increased the market value of the Common Shares underlying the target number of PSU’s to approximately $333,000 (from approximately $200,000 in 2015). Under the PSU awards, each Named Executive Officer received a target number of PSU’s which will vest and be earned, if at all, after the completion of a three-year performance period from January 1, 2016 through December 31, 2018 based (1) 80% on our cumulative Adjusted Pre-Tax Income over the performance period and (2) 20% on our relative total shareholder return compared to our Peer Group over the performance period and, in each case, continued employment. Any vested PSU’s will be settled on a one-for-one basis in whole Common Shares. Any PSU’s that do not vest due to inadequate performance or termination of employment will be forfeited.

In addition to continuing to increase our profitability in 2016, we improved our financial and operational performance on a number of other key fronts, including increasing our revenue by 19%, net income by 9%, new contracts by 16%, homes delivered by 15%, average sale price of homes delivered by 4%, lots controlled by 3% and shareholders’ equity by 10%, and finishing the year with backlog units and sales value that were 18% and 20% greater than a year earlier, respectively. Our 2016 revenue, new contracts and homes delivered were Company records, and the average sales price in our backlog at December 31, 2016 was the highest level in our history.

The vote on our executive compensation program is advisory which means that it is not binding on us. However, the Compensation Committee values the opinions of our shareholders. If there is a significant vote against this proposal, the Committee will consider our shareholders’ concerns and evaluate what actions are necessary to address those concerns.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Proposal No. 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to submit a non-binding, advisory resolution to our shareholders at least once every six years to determine whether advisory votes on the compensation of our Named Executive Officers (such as Proposal No. 2 above) should be held every one, two or three years. In satisfaction of that requirement, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the shareholders advise that an advisory vote with respect to the compensation of the Company’s Named Executive Officers, as disclosed in our proxy statement pursuant to the compensation disclosure rules of the SEC, should be presented every one, two or three years, as reflected by the votes cast for each of these alternatives in connection with this resolution.

After careful consideration, the Board has determined that an advisory vote on the compensation of our Named Executive Officers that occurs every year is the most appropriate alternative for us. Therefore, the Board recommends that you vote for holding an advisory vote on executive compensation every one year. In making its determination, the Board considered that an annual advisory vote will allow our shareholders to provide us every year with their views on our executive compensation philosophy, policies and practices as disclosed in our proxy statement and will foster more useful communication with our shareholders by providing them with a clear and timely means to express any concerns and questions regarding our executive compensation program.

In voting on this resolution, you should mark your proxy for every one, two or three years based on your preference as to the frequency with which an advisory vote on the compensation of our Named Executive Officers should be held. If you have no preference, you may abstain from voting. Although this vote is advisory and non-binding, the Company and the Board value the opinions of our shareholders and will consider the outcome of this vote when determining the frequency of future advisory votes on executive compensation.

The option of one, two or three years that receives a plurality of the votes cast on this proposal will be deemed the preferred option of our shareholders. Abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will not be counted in evaluating the results of the vote.

Your Board of Directors unanimously recommends a vote for holding advisory votes on the compensation of the Company’s Named Executive Officers every ONE YEAR.

Proposal No. 4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the 2016 fiscal year. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth under “Board of Directors” beginning on page 4 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of, the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Paul S. Rosen	66	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	62	Region President overseeing our Tampa and Orlando Divisions since December 2006, our Raleigh and Charlotte Divisions since May 2008, our Cincinnati Division since September 2011, our Washington D.C. Division since April 2012 and our Sarasota Division since April 2016.	1998

Thomas W. Jacobs	51	Region President overseeing our Austin, Dallas, Houston and San Antonio Divisions since January 2016. Prior to January 2016, Mr. Jacobs served in a regional role with Ryland Homes overseeing 10 divisions, including Austin, Dallas, Houston, and San Antonio.	2016

Ronald H. Martin	48	Region President overseeing our Chicago Division since May 2007, our Indianapolis Division since January 2013, our Minneapolis/St. Paul Division since December 2015 and our Columbus Division since July 2016.	2007

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 13, 2017, the number and percentage of our outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and Named Executive Officers and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares		Percent of Class
Friedrich K. M. Böhm	50,434	(1)(2)	*
William H. Carter	23,633	(1)(2)	*
Phillip G. Creek	268,971	(2)	1.0%
Michael P. Glimcher	9,000	(2)	*
Nancy J. Kramer	2,500		*
J. Thomas Mason	128,190	(1)(2)	*
Robert H. Schottenstein	763,690	(2)(3)	2.8%
Norman L. Traeger	35,558	(2)	*
Sharen Jester Turney	11,000	(2)	*
All current directors and executive officers as a group (9 persons)	1,292,976		4.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,426,644	(4)	13.9%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	2,972,947	(5)	12.1%
Dimensional Fund Advisors LP 6300 Bee Cave Road—Building One Austin, TX 78746	2,094,760	(6)	8.5%
Donald Smith & Co., Inc. 152 West 57th Street New York, NY 10019	1,442,574	(7)	5.9%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	1,411,192	(8)	5.6%
Goldman Sachs Asset Management, L.P. 200 West Street New York, NY 10282	1,320,546	(9)	5.4%
*	Less than 1.0% of the outstanding Common Shares

(1)	The amounts shown include 3,308, 13,633 and 3,596 Common Shares held by Friedrich K.M. Böhm, William H. Carter, and J. Thomas Mason, respectively, under the terms of the Company’s Amended and Restated Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”) or the Company’s Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)

The amounts shown include 258,000, 124,594 and 210,000 Common Shares for Phillip G. Creek, J. Thomas Mason and Robert H. Schottenstein, respectively, which underlie currently exercisable stock options. The amounts shown also include 17,027 Common Shares held by each of Friedrich K.M. Böhm and Norman L. Traeger, 10,000 Common Shares held by William H. Carter, 9,000 Common Shares held by Michael P. Glimcher, 11,000 Common Shares held by Sharen Jester Turney and 2,500 Common Shares held by Nancy J. Kramer, in each case, in the form of stock units issued pursuant to the Company’s Amended and Restated 2006 Director Equity Incentive Plan (the “2006 Director Plan”) and the M/I Homes, Inc. 2009 Long-Term Incentive Plan (the “2009 LTIP”). Under the terms of the 2006 Director Plan and the 2009 LTIP, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)	485,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 485,400 Common Shares. 10,000 of these Common Shares are owned by Robert H. Schottenstein’s spouse, as to which Mr. Schottenstein disclaims beneficial ownership. 68,290 of these Common Shares are directly owned by Robert H. Schottenstein. The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

(4)	Based on information set forth in a Schedule 13G/A filed on January 12, 2017, which was filed on behalf of BlackRock, Inc., a parent holding company, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd. BlackRock, Inc. has sole voting power with respect to 3,370,614 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(5)	Based on information set forth in a Schedule 13G/A dated February 7, 2017, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC, an indirect wholly-owned investment management subsidiary of FRI (“FAS”), Franklin Advisers, Inc. (“FAI”), and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 1,261,850 of such Common Shares and sole dispositive power with respect to 1,418,950 Common Shares. FAI has sole voting and dispositive power with respect to 1,523,797 of such Common Shares.

(6)	Based on information set forth in a Schedule 13G/A date February 9, 2017, which was filed on behalf of Dimensional Fund Advisors LP, a registered investment adviser, who has sole voting power with respect to 2,020,261 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(7)	Based on information set forth in a Schedule 13G filed on February 9, 2017, which was filed on behalf of Donald Smith & Co., Inc., a registered investment adviser, and Donald Smith Long/Short Equities Fund, L.P., LLC. Donald Smith & Co., Inc., has sole voting power with respect to 1,334,286 of such Common Shares and sole dispositive power with respect to all of such Common Shares. Donald Smith Long/Short Equities Fund, L.P., LLC has sole voting power with respect to 6,098 of such Common Shares and sole dispositive power with respect to all of such Common Shares

(8)	Based on information set forth in a Schedule 13G/A filed on February 9, 2017, which was filed on behalf of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, parent holding companies, who have shared voting power with respect to 890,181 of such Common Shares and shared dispositive power with respect to all of such Common Shares.

(9)	Based on information set forth in a Schedule 13G filed on February 10, 2017, which was filed on behalf of Goldman Sachs Asset Management, L.P., a registered investment adviser, and GS Investment Strategies, LLC, who have shared voting and dispositive power with respect to all of such Common Shares.

In addition to our Common Shares, on March 15, 2007, we issued 4,000,000 Depositary Shares, each representing 1/1000th of a 9.75% Series A Preferred Share of the Company (the “Preferred Shares”). On April 10, 2013, we redeemed 2,000,000 of the outstanding Depositary Shares. The Preferred Shares are not convertible into our Common Shares or any other securities and have no voting rights, except with respect to those specified matters set forth in the Company’s Amended and Restated Articles of Incorporation or as otherwise required by applicable Ohio law. Except as noted below, none of our directors, nominees for director or executive officers (including the Named Executive Officers) owned any of our Preferred Shares as of March 13, 2017.

As of March 13, 2017, Michael P. Glimcher beneficially owns 995 Depositary Shares (less than 0.1% of the outstanding Depositary Shares).

As of March 13, 2017, Robert H. Schottenstein beneficially owns 36,839 Depositary Shares (1.8% of the outstanding Depositary Shares), of which (1) 497 are held in the Irving E. Schottenstein Marital Trust 1, of which Mr. Schottenstein is one of four trustees, (2) 30,397 are held in the Irving E. Schottenstein Marital Trust 2, of which Mr. Schottenstein is one of four trustees, (3) 2,960 are held in the Irving E. Schottenstein Insurance Trust, of which Mr. Schottenstein is one of three trustees, (4) 995 are held in the Alissa Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, (5) 995 are held in the Joshua Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, and (6) 995 are held in the Leah Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee. Mr. Schottenstein, in his capacity as a trustee of each of these trusts, has sole voting power (to the extent applicable) and sole dispositive power with respect to all such Depositary Shares and disclaims beneficial ownership of all such Depositary Shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, objectives and policies, the compensation of our Named Executive Officers for 2016 and how and why the Compensation Committee (the “Committee”) determined that compensation, including the relationship between pay and performance.

Executive Summary

Objectives. Through a mix of base salary, annual cash performance bonus and long-term equity awards, the Committee seeks to promote four primary objectives: (1) attracting and retaining exceptional executives; (2) motivating our executives; (3) aligning the interests of our executives and our shareholders; and (4) rewarding short-term and long-term performance.

2016 Performance. In 2016, we remained focused on continuing to increase our profitability and positioning the Company for long-term success. Since the end of the homebuilding recession, we have consistently focused on these goals and delivered increasing profitability each year since 2012. We set financial and operational goals for 2016 designed to drive our profitability with a focus for purposes of our executive compensation program on increasing our Adjusted Pre-Tax Income. In addition, we sought to increase the number of new contracts that we entered into and homes that we delivered as well as improve our customer service scores.

We achieved these goals. Our Adjusted Pre-Tax Income for 2016 was $115.2 million, an increase of $16.8 million, or 17%, from 2015. At the same time, we entered into 4,755 new contracts and delivered 4,482 homes in 2016, increases of 16% and 15%, respectively, over 2015. Both our 2016 new contracts and homes delivered were Company records. We also improved our financial and operating performance on a number of other fronts in 2016, including:

•	Revenue. Revenue increased 19% to a Company record $1.7 billion;

•	Net Income. Net income increased 9% to $56.6 million from $51.8 million in 2015;

•	Backlog. At December 31, 2016, backlog units and sales value increased 18% and 20%, respectively, compared to a year earlier and the average sales price in backlog increased to $380,000—the highest level in our history;

•	Average Sale Price. The average sale price of homes delivered increased 4% to $359,000;

•	Homebuyer Satisfaction Ratings. Our homebuyer satisfaction rating increased to 94% on the 30-day survey and remained relatively flat on the six-month survey;

•	Land Position. In 2016, we invested $407.8 million in land acquisitions and development to position us for continued growth. At December 31, 2016, we controlled 23,064 lots, a 3% increase from December 31, 2015;

•	Geographic Expansion. We expanded our geographic footprint and entered the Sarasota, Florida market; and

•	Balance Sheet. Shareholders’ equity at December 31, 2015 was $654 million, a 10% increase from December 31, 2015.

2016 Executive Compensation Program. As indicated above, in 2016, we remained focused on increasing our profitability. Based on this consistent focus, the Committee designed our 2016 executive compensation program in a substantially similar manner as our 2015 program with a few changes.

The Named Executive Officers’ base salaries in 2016 remained at their 2015 levels, with the exception of Mr. Mason whose salary was increased (for the first time since 2010) from $450,000 to $500,000.

In an effort to directly align the Named Executive Officers’ compensation with our goal of increasing profitability and consistent with the previous four years, the Committee selected Adjusted Pre-Tax Income as the performance goal for the annual cash performance bonus in 2016. Under the 2016 cash performance bonus program, the Committee sought to reward the Named Executive Officers with amounts payable that were consistent with past practice for performance that achieved our budgeted levels of Adjusted Pre-Tax Income and reduce the amounts payable (compared to prior years) for performance that fell between the threshold level and our budget (especially as performance fell closer to the threshold level). To help accomplish this goal, the Committee (1) increased the threshold performance level to $25 million in 2016 from $20 million in 2015 and (2) reduced the amount payable in 2016 at the threshold performance level to $1 (i.e., no bonus would be payable if we failed to achieve the threshold level) from 20% of each Named Executive Officer’s maximum potential bonus opportunity if we achieved the threshold level in 2015. We increased our Adjusted Pre-Tax Income by 17% in 2016 and exceeded our internal budget. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $2,322,495, $1,105,950 and $737,300, respectively (in each case, 74% of his maximum potential bonus opportunity and an 11% increase from his 2015 cash performance bonus).

The Named Executive Officers received the same number of options in 2016 as in 2015. The Named Executive Officers also received a target number of PSU’s with the underlying Common Shares having approximately the same market value on the date of grant in 2016 as in 2015, with the exception of the PSU’s awarded to Mr. Mason. In his case, the Committee increased the market value of the Common Shares underlying the target number of PSU’s to approximately $333,000 (from approximately $200,000 in 2015).

We are committed to a pay-for-performance philosophy and believe that most of our Named Executive Officers’ compensation should be at risk or variable and dependent on our performance and/or stock price appreciation (i.e., performance-based). As a result, for 2016 (and consistent with historical levels), a significant majority of each Named Executive Officer’s compensation was performance-based. The charts below set forth the percentage of each Named Executive Officer’s 2016 total compensation that was performance-based:

2016 TOTAL COMPENSATION

(from Summary Compensation Table on Page 41)

2016 Advisory Vote on Executive Compensation

At our 2016 Annual Meeting of Shareholders, our shareholders approved the compensation of our Named Executive Officers, with 98% of the shares voted cast in favor of our “say-on-pay” resolution. As part of its annual compensation review process, the Committee considered the results of the 2016 “say-on-pay” vote, and in light of the overwhelming support our shareholders expressed last year, it did not make any changes to our executive compensation program as a result of the 2016 “say-on-pay” vote.

Compensation Philosophy and Objectives

We design our executive compensation program to promote the following philosophy and objectives:

•	Attract and Retain. Compensation should be competitive with the compensation programs of other publicly-traded homebuilders which compete with us for talent to ensure that we can attract and retain exceptional executives.

•	Motivate. Compensation should motivate our executives to perform at the highest level and achieve our financial and strategic goals while discouraging excessive risk taking.

•	Align Interests. Compensation should align the interests of our executives and our shareholders with the ultimate goal of creating long-term value for our shareholders.

•	Reward Performance. Compensation should depend on, and reward executives on the basis of, individual and company short-term and long-term performance and thereby foster a pay-for-performance culture.

The Committee believes that the structure of our compensation program should be fundamentally the same across our entire management team. While individual compensation levels vary, the Named Executive Officers and the rest of our management team generally receive the same components of compensation (i.e., base salary, annual cash performance bonus and long-term equity awards). In addition, the same or similar performance goals apply to the annual cash performance bonuses that they are eligible to receive. For example, in 2016, each management team member’s annual cash performance bonus was based primarily on Adjusted Pre-Tax Income. The Committee believes this consistency fosters team work and a collaborative approach to managing our business, ensures that the entire management team focuses on the same corporate goals and objectives and shares in the risks and rewards of our performance in a similar manner and reduces the likelihood of excessive risk taking.

Role of Executive Officers

Consistent with past practice, at the request of the Committee, our Chief Executive Officer, with the assistance of other members of senior management, made initial recommendations regarding the 2016 executive compensation program. Thereafter, the Committee from time to time solicited further input from the Chief Executive Officer and such other members of management. Also at the request of the Committee, the Chief Executive Officer and certain of such other members of management participated in the Committee meetings. The Committee believes this input (1) is valuable because of the Chief Executive Officer’s close working relationship with the other Named Executive Officers and management’s comprehensive knowledge of our business, operations and financial and strategic goals and (2) helps to ensure that our executive compensation program creates incentives for the executives to achieve our financial and strategic goals. The Committee, however, has sole authority to determine all elements of executive compensation and makes all final determinations regarding such compensation.

Role of Independent Compensation Consultant

The Committee retained Pearl Meyer to serve as its independent compensation consultant for 2016. Pearl Meyer’s engagement focused on: (1) reviewing our executive compensation program as a whole, each principal component and the mix of compensation; (2) analyzing competitive pay data, including comparing (a) our Named Executive Officers’ compensation (total compensation, total annual cash compensation, each principal component and the mix of compensation) to the compensation of similarly-positioned executives within our Peer Group and (b) our annual cash incentive plan and long-term incentive plan practices with our Peer Group; (3) analyzing our performance relative to our Peer Group, with a focus on one- and three-year revenue growth and one- , three- and five-year total shareholder return; (4) advising on executive compensation trends; and (5) advising on the amendment to our 2009 LTIP which our shareholders approved at the 2016 Annual Meeting of Shareholders. At the request of the Committee, Pearl Meyer attended certain Committee meetings relating to the 2016 executive compensation program and discussed with management the recommendations that management planned to make to the Committee regarding 2016 compensation.

During 2016, Pearl Meyer did not provide any services to us beyond its support of the Committee. The Committee assessed the independence of Pearl Meyer in 2016 as required by NYSE Rules and SEC Rules and concluded that Pearl Meyer’s work for us did not raise any conflict of interest.

Setting Executive Compensation

In the first quarter of each year, the Committee evaluates the Named Executive Officers’ performance, determines whether they will receive performance bonuses for the prior year and establishes the compensation program for the current year.

During the course of establishing the 2016 executive compensation program, the Committee reviewed:

•	a report prepared by our human resources department summarizing (1) our financial performance, total shareholder return and share price during each of the preceding four fiscal years and (2) the performance bonuses paid and the stock options granted to our Named Executive Officers as a group and company-wide in that same period;

•	a statement of our 2016 financial and strategic goals and a summary of our 2016 budget (including a comparison of our 2016 budget and 2015 actual results), in each case prepared by senior management;

•	senior management’s recommendations for the 2016 (1) annual cash performance bonus program and (2) equity-based compensation program (including stock options and PSU’s);

•	a report prepared by our human resources department detailing the number of stock options granted during each of the preceding five fiscal years to each current participant (including the Named Executive Officers) and all participants in the aggregate. The report also set forth the number and percentage of the outstanding stock options that were underwater (i.e., the exercise price exceeded the then-current market price of our Common Shares on the NYSE), our burn rate and the total number of Common Shares that remained available for grant under the 2009 LTIP, our current equity compensation plan;

•	tally sheets prepared by our human resources department setting forth for each Named Executive Officer the (1) dollar value of each component of compensation and total compensation for 2015 and, on an estimated basis, for 2016, (2) realizable value (i.e., the difference between the then-current market price of our Common Shares on the NYSE and the exercise price) of all outstanding stock options (on an exercisable and unexercisable basis), (3) estimated fair value of all outstanding PSU’s (assuming satisfaction of the performance goals at the target level) and (4) potential payments upon a change of control;

•	the individual performance of each Named Executive Officer; and

•	a report prepared by Pearl Meyer analyzing our executive compensation program, including (1) competitive data comparing the total compensation, the total annual compensation, each principal component and the mix of compensation received by each Named Executive Officer to similarly-positioned executive officers within the peer group of publicly-traded homebuilders set forth below (the “Peer Group”), (2) a review of our and the Peer Group’s annual and long-term incentive plan practices, and (3) competitive data comparing our performance to the Peer Group (including one- and three-year revenue growth and one-, three- and five-year total shareholder return).

The Peer Group consisted of:

Beazer Homes USA, Inc.	M.D.C. Holdings, Inc.

CalAtlantic Group, Inc.	Meritage Homes Corporation

D.R. Horton, Inc.	NVR, Inc.

Hovnanian Enterprises, Inc.	PulteGroup, Inc.

KB Home	Taylor Morrison Home Corporation

Lennar Corporation	Toll Brothers, Inc.

The Committee, with input from management and Pearl Meyer, selected our Peer Group. We selected these companies (all of which are publicly-traded homebuilders) because we believe they are our chief competitors for personnel, customers and/or investment. In 2016, the Peer Group remained the same as in 2015.

The Committee utilized the Peer Group data to gain a general understanding of the compensation practices of our competitors and ensure that our Named Executive Officers’ compensation was generally consistent and competitive with the components, forms and amounts of compensation paid by our competitors (i.e., reasonable on a relative basis). The Committee, however, recognizes that each company within the Peer Group is unique. Therefore, the Committee used the Peer Group data only as a point of reference and one of several factors considered in setting executive compensation and did not benchmark our executive compensation, or any component thereof, to a specific percentile or ranking within our Peer Group.

When setting compensation, the Committee also takes into account that the homebuilding industry is highly competitive and cyclical and our Named Executive Officers have considerable tenure with us, delivered strong results during their tenure and experience in both up and down cycles in the homebuilding industry. The Committee believes that this continuity of management and experience is valuable.

Components of 2016 Executive Compensation

For 2016, the principal components of our executive compensation program were:

•	base salary;

•	annual cash performance bonus; and

•	long-term equity-based compensation in the form of (1) stock options and (2) PSU’s.

We do not have a pre-established formula or target for the allocation between cash and equity-based compensation or short-term and long-term compensation. Instead, the Committee annually considers the Peer Group data, individual and corporate performance, each executive’s experience and responsibilities, our short-term and long-term financial and strategic goals, conditions in the homebuilding industry and the general economy and our past practices. Based on this review and advice from Pearl Meyer, the Committee subjectively determines the mix of compensation. The Committee seeks a balanced mix of compensation that aligns pay with our compensation philosophy and objectives and encourages actions that will successfully deliver on both our short-term and long-term financial and strategic goals.

Base Salary

Base salary is the fixed component of compensation. As such, we intend for base salary to provide a competitive, baseline level of compensation so that executives do not feel pressured to take unnecessary or excessive risks or overly focus on the price of our Common Shares. The Committee annually reviews and subjectively determines each Named Executive Officer’s base salary.

When determining the Named Executive Officers’ 2016 base salaries, the Committee considered:

•	the base salaries of similarly-positioned executives in our Peer Group;

•	individual and Company performance in 2015;

•	the executive’s scope of responsibility, level of experience and tenure;

•	input from Pearl Meyer; and

•	homebuilding and general economic conditions.

The Committee did not assign any specific weighting to these factors.

Based on its review and support from Pearl Meyer, in 2016, the Committee did not change Messrs. Schottenstein’s and Creek’s base salaries (which were last changed in 2013) and increased Mr. Mason’s salary from $450,000 to $500,000. The Committee increased Mr. Mason’s salary based on his individual performance—noting, in particular, his performance and role in managing and overseeing several operational functions, including our legal and human resources departments, land acquisition and development, risk management and regulatory compliance. The Committee also noted that he had not received a salary increase since 2010.

Although the Committee recognized that Messrs. Schottenstein and Creek performed well in 2015, the Committee elected to keep their base salaries unchanged for 2016. For Mr. Schottenstein, the Committee noted his overall leadership and his integral role in developing and executing our operating strategy and in delivering increased profitability, homes delivered and new communities and improved customer service scores (i.e., our principal company goals for 2015). For Mr. Creek, the Committee noted his management of our capital structure and balance sheet. In 2015, we successfully issued $300 million of 6.75% senior notes due 2021 and redeemed $230 million of 8.625% senior notes due 2018. Additionally, we increased our shareholders’ equity by 10% in 2015.

Annual Cash Performance Bonus

The annual cash performance bonus is designed to motivate our Named Executive Officers and reward them based on our achievement of one or more pre-determined, objective performance goals that are directly related to our financial and strategic goals for the year. The bonus is awarded pursuant to our shareholder-approved 2009 Annual Incentive Plan, a cash-based incentive plan designed to comply with Section 162(m) of the Code, to ensure tax deductibility. Historically and in 2016, the annual cash performance bonus opportunity has represented the most significant portion of each Named Executive Officer’s potential total compensation. The Committee believes this fosters a pay-for-performance culture, builds accountability and aligns the interests of our executives and our shareholders. The Committee retains the right, under the 2009 Annual Incentive Plan, to reduce the amount to be paid to a participant with respect to an award.

During the first quarter of 2016, the Committee established the 2016 annual cash performance bonus program, including (1) the performance goals and award formula to be measured to determine the bonus (if any)

that each Named Executive Officer would earn and (2) the maximum bonus that each Named Executive Officer would be eligible to earn. For 2016, the Committee established maximum potential performance bonuses for Messrs. Schottenstein, Creek and Mason of 350%, 250% and 200% of their respective 2016 base salaries. These are the same maximum percentages that have applied since 1999, 2006 and 2013 for Messrs. Schottenstein, Creek and Mason, respectively. The Committee subjectively determined these maximum percentages after considering the annual performance bonus opportunities for similarly-positioned executives in our Peer Group, our past practices, the Named Executive Officer’s scope of responsibility (i.e., as an executive’s scope of responsibility increases, the proportion of compensation that is performance-based increases) and input from Pearl Meyer.

The Committee established the 2016 performance goals and award formula based on:

•	our 2016 financial projections and financial and strategic goals;

•	our 2015 performance;

•	the annual bonus programs for similarly-positioned executives in our Peer Group;

•	homebuilding and general economic conditions;

•	our past practices;

•	individual performance and scope of responsibility; and

•	input from Pearl Meyer.

The Committee subjectively established the performance goals and award formula without applying any formula or attaching a specific weight to any of these factors.

In 2016, we remained focused on increasing our profitability and positioning the Company for long-term success. Since the end of the homebuilding recession, we have consistently focused on these goals and, when the Committee was establishing the 2016 annual cash performance bonus program, we were coming off of our fourth consecutive year of increasing our profitability in 2015. Consistent with our annual cash performance bonus programs during the four-year period from 2012-2015, the Committee selected Adjusted Pre-Tax Income as the sole performance goal for 2016. The Committee made this selection for several reasons. First, based on our annual cash performance bonus programs and financial results during such four-year period, the Committee believed that the Adjusted Pre-Tax Income metric (1) directly focused the Named Executive Officers on our goal of increasing profitability and (2) had a demonstrated record of success as a driver of our financial results. Second, the Committee noted that the Adjusted Pre-Tax Income performance goal focused our executives in a balanced manner on revenue increase/growth, margin expansion and expense control. Third, Pearl Meyer supported the selection of the metric. Finally, the selection of Adjusted Pre-Tax Income was consistent with our Peer Group (9 of the 13 companies used pre-tax income as a performance goal in their annual bonus program and 12 of the 13 companies used at least one income-based performance goal in their annual bonus program).

The Committee established threshold and maximum Adjusted Pre-Tax Income levels of $25 million and $155 million, respectively, for 2016 and designed the award formula to operate in the same manner as 2015 with the exception of three changes. First, the Committee increased the threshold performance level from $20 million in 2015 to $25 million in 2016. Second, the Committee reduced the amount payable at the threshold level to $1 (i.e., no bonus would be paid if we failed to achieve the threshold level of Adjusted Pre-Tax Income). In contrast, under the 2015 annual cash performance bonus program, each Named Executive Officer was entitled to receive 20% of his maximum potential bonus opportunity if we achieved the threshold performance goal. Third, while the Committee historically (including in 2015) has designed the award formula so that the amount earned increased proportionately for performance that fell between the threshold and maximum performance levels, the Committee designed the 2016 award formula so that the amount earned for performance that (1) fell between (a) the threshold performance level and (b) Adjusted Pre-Tax Income of $105 million increased proportionately and (2) fell between (a) Adjusted Pre-Tax Income of $105 million and (b) the maximum performance level increased proportionately. The Committee made these changes to incentivize our Named Executive Officers to help us achieve Adjusted Pre-Tax Income of $105 million (which approximated our 2016 budgeted Adjusted Pre-Tax Income) and further leverage the design of the bonus program. The Committee sought to reward the Named Executive Officers with amounts payable that were consistent with past practice for performance that achieved our budgeted levels of Adjusted Pre-Tax Income and reduce the amounts payable (compared to prior years) for performance that fell between the threshold level and our internal budget (especially as performance fell closer to the threshold level).

To foster team work and cohesion, the Committee continued to align the payout opportunities for the executives so that each would earn the same percentage of his maximum performance bonus opportunity at all performance levels.

The following table sets forth the amount that each Named Executive Officer was eligible to earn based on our achievement of the threshold and maximum performance levels and the actual amount earned based on our 2016 performance:

Adjusted Pre-Tax Income Performance Goal(1)

Named Executive Officer	Amount Earned at Threshold(2)	Amount Earned at Maximum(2)	Actual Amount Earned in 2016
Robert H. Schottenstein	$1	$3,150,000	$2,322,495

Phillip G. Creek	$1	$1,500,000	$1,105,950

J. Thomas Mason	$1	$1,000,000	$737,300
(1)	Adjusted Pre-Tax Income means the Company’s pre-tax income from operations, excluding extraordinary items, such as asset impairments and certain other non-cash write-offs. For 2016, Adjusted Pre-Tax Income was equal to the sum of the Company’s (a) income before income taxes, (b) impairment of inventory and investment in joint venture arrangements, and (c) $19.4 million of stucco-related charges included in “Costs and expenses: Land and housing,” in each case as reflected in our audited consolidated statement of income included in our 2016 Form 10-K.

(2)	As discussed above, the amounts earned increase proportionately (a) between the threshold performance level and Adjusted Pre-Tax Income of $105 million and (b) Adjusted Pre-Tax Income of $105 million and the maximum performance level.

In 2016, we achieved Adjusted Pre-Tax Income of $115.2 million, an increase of $16.8 million, or 17%, from 2015. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $2,322,495, $1,105,950 and $737,300, respectively. In each case, the bonus represented 74% of his maximum potential performance bonus opportunity and an 11% increase from his 2015 annual performance bonus. When reviewing and certifying these bonuses, the Committee noted (1) that we materially increased our Adjusted Pre-Tax Income in 2016 and thereby satisfied our principal company goal of increasing our profitability, (2) our overall performance in 2016 (including Company record levels of revenue, new contracts and homes delivered) and (3) the annual performance bonuses earned by similarly-positioned executives in our Peer Group.

Equity-Based Compensation

Our equity-based compensation is designed to motivate and reward long-term performance, align the interests of our Named Executive Officers and our shareholders, promote retention and balance long-term operating decisions with short-term financial goals. To accomplish these objectives, the Committee has, since 2014, annually granted our Named Executive Officers equity-based compensation in the form of (1) service-based stock options and (2) PSU’s. As a result, 100% of each Named Executive Officer’s equity-based compensation is dependent on our long-term performance or stock price appreciation before any value is realized.

When determining the number of stock options and the target number of PSU’s to grant to the Named Executive Officers in 2016, the Committee considered:

•	our 2015 performance, 2016 financial projections and financial and strategic goals and long-term strategic plan;

•	individual performance and scope of responsibility;

•	the long-term equity-based compensation for similarly-positioned executives in our Peer Group;

•	the estimated expense, dilutive effect, and impact on our burn rate;

•	the number of options and PSU’s previously granted to each Named Executive Officer; and

•	input from Pearl Meyer.

Taking this information into account, the Committee subjectively determined the number of options and target number of PSU’s to grant to each Named Executive Officer without applying a formula or attaching a specific weight to any of the factors. In 2016, the Committee awarded the Named Executive Officers the same number of options and a target number of PSU’s with the underlying Common Shares having approximately the same fair market value on the date of grant as in 2015 and 2014, except in the case of the PSU’s granted to Mr. Mason (as discussed below). While the Committee noted that the aggregate value of the long-term compensation awarded to our Named Executive Officers ranked in the bottom quartile of our Peer Group, the Committee continued to believe that the value awarded was appropriate, fair and reasonable in the context of our overall compensation program and consistent with our compensation objectives.

Stock Options. In February 2016, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively. These awards represented the same number of service-based stock options that the Named Executive Officers have received annually since 2013. Consistent with past option awards, the 2016 options vest and become exercisable in 20% increments on December 31, 2016, 2017, 2018, 2019 and 2020, subject to the Named Executive Officer’s continued employment on the applicable vesting date, and expire ten years after the date of grant.

Because stock options have value only if the price of our Common Shares increases, the Committee believes that options are inherently tied to our performance and shareholder return and thereby align the interests of our Named Executive Officers and our shareholders. The Committee further believes that the five-year vesting schedule focuses our Named Executive Officers on our long-term performance and is consistent with the nature of the homebuilding business (i.e., the business requires a relatively long time horizon before a financial benefit is realized), mitigates excessive risk taking in the short-term and serves as a valuable retention tool (as unvested options are forfeited if an executive voluntarily terminates his employment).

PSU’s. In February 2016, the Committee awarded Messrs. Schottenstein, Creek and Mason 35,608, 23,738 and 19,762 target number of PSU’s with the underlying Common Shares having a market value on the grant date of approximately $600,000, $400,000 and $333,000, respectively (the “2016-2018 PSU’s”). In the case of Messrs. Schottenstein and Creek, this grant date market value represented approximately the same grant date market value as the Common Shares underlying the target number of PSU’s awarded to such Named Executive Officer in each of 2015 (the “2015-2017 PSU’s”) and 2014 (the “2014-2016 PSU’s”) (when the Committee first awarded PSU’s). In the case of Mr. Mason, the Committee increased the grant date market value of the Common Shares underlying the target number of 2016-2018 PSU’s to approximately $333,000 (from approximately $200,000 in each of 2015 and 2014) for the same reasons that the Committee increased his base salary in 2016.

The actual number of 2016-2018 PSU’s that will vest and be earned (if any) by each Named Executive Officer will be based (1) 80% on our cumulative annual Adjusted Pre-Tax Income (the “2016-2018 Adjusted Pre-Tax Income Performance Goal”) over the three-year performance period commencing on January 1, 2016 and ending on December 31, 2018 (the “2016-2018 Performance Period”) and (2) 20% on our relative total shareholder return compared to our Peer Group (the “2016-2018 Relative TSR Performance Goal”) over the 2016-2018 Performance Period, and continued employment. For each performance goal, the Committee established threshold, target and maximum performance levels and the 2016-2018 PSU’s will vest, if at all, after completion of the 2016-2018 Performance Period, based upon our level of satisfaction of such performance goal, at the following percentage levels of the target number of 2016-2018 PSU’s allocated to such performance goal:

Level of Satisfaction of Performance Goal(1)(2)	Percentage of Target 2016-2018 PSU’s Vesting(1)

Below Threshold	0%

Threshold	50%

Target	100%

Maximum or Above	150%

(1)	The percentage of the target 2016-2018 PSU’s that will vest and be earned for performance between (a) the threshold and target levels will increase proportionately from 50% to 100% based on our actual performance and (b) the target and maximum levels will increase proportionately from 100% to 150% based on our actual performance.

(2)	The same threshold, target and maximum performance levels for each performance goal apply to each Named Executive Officer.

Additionally, the Named Executive Officer must remain employed by us through the end of the 2016-2018 Performance Period for the 2016-2018 PSU’s to vest and be earned, except in the case of termination due to death, disability or retirement or involuntary termination without cause by us. Any vested 2016-2018 PSU’s will be settled on a one-for-one basis in Common Shares. Any 2016-2018 PSU’s that do not vest will be forfeited. The 2016-2018 PSU’s have no dividend or voting rights.

The Committee selected Adjusted Pre-Tax Income as the primary performance goal (weighted 80%) for the 2016-2018 PSU’s for generally the same reasons that it selected Adjusted Pre-Tax Income as the primary performance goal for the 2015-2017 PSU’s and the 2014-2016 PSU’s and as the performance goal for the 2016 annual cash performance bonus program. In particular, the Committee noted that the Adjusted Pre-Tax Income metric (1) is a key metric in our financial and strategic plan for measuring our performance as we remain focused on increasing our profitability in both the short-term and long-term, (2) provides a balanced approach to focusing our executives on achieving our long-term objectives and maximizing performance and (3) is consistent with the long-term incentive plan practices of companies in our Peer Group.

The Committee established the threshold, target and maximum performance levels for the 2016-2018 Adjusted Pre-Tax Income Performance Goal based on our projections and strategic plan covering the 2016-2018 Performance Period, homebuilding industry conditions, our expectations for homebuilding industry conditions over the period and input from Pearl Meyer. The target level approximates our projected cumulative annual Adjusted Pre-Tax Income for the 2016-2018 Performance Period and was designed to be reasonably achievable with strong management performance that is consistent with our expectations but requires our average annual Adjusted Pre-Tax Income for the 2016-2018 Performance Period to materially exceed our 2015 Adjusted Pre-Tax Income ($98.4 million). The maximum performance level was set at 112% of the target level and was designed to reward superior performance that materially exceeds our expectations and is measurably more difficult to achieve than the target level. The threshold performance level was set at 88% of the target level and was designed to provide a reasonable vesting opportunity if our average annual Adjusted Pre-Tax Income falls short of the target level but significantly exceeds our 2015 Adjusted Pre-Tax Income.

Consistent with prior years, the Committee selected relative total shareholder return as the secondary performance goal (weighted 20%) for the 2016-2018 PSU’s because this metric (1) provides an external performance perspective, (2) assesses performance on a relative basis, (3) helps reward the Named Executive Officers for decisions that cannot be fully captured in financial metrics measured over a finite period, (4) directly aligns the interests of executives and our shareholders and (5) is consistent with the long-term incentive plan practices of our Peer Group. Relative total shareholder return will be calculated based on changes in the market price of our Common Shares (plus dividends paid on the Common Shares (if any)) over the 2016-2018 Performance Period compared against each company in our Peer Group. Subject to Section 162(m) of the Code, the Committee has the authority to make certain changes to the Peer Group over the 2016-2018 Performance Period to account for material changes in the business of any of the Peer Group companies.

Under the 2016-2018 Relative TSR Performance Goal, the Committee set (1) the threshold performance level at the 25th percentile of the Peer Group, (2) the target performance level at the 50th percentile of the Peer Group and (3) the maximum performance level at the 75th percentile of the Peer Group. The Committee subjectively selected these performance levels based upon input from Pearl Meyer and market practices for a relative total shareholder return performance metric.

The Committee has awarded the Named Executive Officers PSU’s with a three-year performance period annually since 2014 and presently intends to continue such annual awards. Given the PSU’s three-year performance periods and the cyclical nature of the homebuilding industry, the Committee recognizes that setting the target performance levels for such awards is subject to inherent uncertainty. The Committee designed the PSU awards to have overlapping performance periods to mitigate the risk created by this uncertainty by providing it with the flexibility to appropriately reflect the conditions in the homebuilding industry at the time the targets are set.

As described in our 2015 Proxy Statement, in February 2014, the Committee awarded Messrs. Schottenstein, Creek and Mason 25,220, 16,813 and 8,406 target number of 2014-2016 PSU’s, respectively. Pursuant to the 2014-2016 PSU’s, each Named Executive Officer was entitled to a grant of our Common Shares ranging from 0% to 150% of his target number of 2014-2016 PSU’s based (1) 80% on our cumulative annual Adjusted Pre-Tax Income (the “2014-2016 Adjusted Pre-Tax Income Performance Goal”) over the three-year performance period commencing on January 1, 2014 and ending on December 31, 2016 (the “2014-2016 Performance Period”) and (2) 20% on our relative total shareholder return compared to our 2014-2016 PSU Peer Group (as defined below) over the 2014-2016 Performance Period (the “2014-2016 Relative TSR Performance Goal”), and continued employment.

At the time of grant, the Committee established threshold, target and maximum performance levels for each performance goal. The Committee structured the 2014-2016 PSU’s such that the actual number of 2014-2016 PSU’s that would vest and Common Shares that would be earned by each Named Executive Officer would be equal to (1) 50% of his target number of 2014-2016 PSU’s if we achieved the threshold performance levels for both performance goals, (2) 100% of such target number if we achieved the target performance levels for both performance goals, (3) 150% of such target number if we achieved the maximum performance levels for both performance goals and (4) zero if we failed to meet the threshold performance levels for both performance goals (with the percentage vesting increasing proportionately between performance levels based on our actual performance). The same threshold, target and maximum performance levels applied to each Named Executive Officer.

The following table sets forth the threshold, target and maximum performance levels for each performance goal for the 2014-2016 PSU’s and our actual results with respect to such goals:

2014—2016 PSU Award Results

	Performance Level
Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Pre-Tax Income(1) (weighted 80%)	$180 million	$225 million	$270 million	$286.8 million
Relative TSR(2) (weighted 20%)	25%	50%	75%	75%
(1)	Adjusted Pre-Tax Income means the Company’s cumulative annual pre-tax income from operations, excluding extraordinary items, such as asset impairments and certain other non-cash write-offs, over the 2014-2016 Performance Period. For 2014, Adjusted Pre-Tax Income was equal to the sum of the Company’s (a) income before income taxes and (b) impairment of inventory and investment in joint venture arrangements; for 2015, Adjusted Pre-Tax Income was equal to the sum of the Company’s (a) income before income taxes, (b) impairment of inventory and investment in joint venture arrangements, and (c) loss on early extinguishment of debt; and for 2016, Adjusted Pre-Tax Income was equal to the sum of (a) income before income taxes, (b) impairment of inventory and investment in joint venture arrangements, and (c) $19.4 million of stucco-related charges included in “Costs and expenses: Land and housing,” in each case as reflected in our audited consolidated statement of income included in our 2016 Form 10-K.

(2)	Relative TSR means the Company’s total shareholder return over the 2014-2016 Performance Period as compared to the total shareholder return of each company in our 2014-2016 Peer Group over the same period. Total shareholder return is calculated based on the change in the market price of the applicable company’s common shares (plus dividends paid on such shares (if any)) over the 2014-2016 Performance Period. The 2014-2016 Peer Group consisted of the same companies that comprise our current Peer Group, except that it also included Ryland Group, Inc. and Standard Pacific Corp. which merged in October 2015 to create CalAtlantic Group, Inc. For purposes of calculating the 2014-2016 Relative TSR Performance Goal, the Committee included (a) Ryland and Standard Pacific until their merger (using a weighted average share price of the two companies (based on market capitalization) for the beginning share price) and (b) CalAtlantic after the merger until the end of the 2014-2016 Performance Period.

For the 2014-2016 Performance Period, (1) we achieved cumulative annual Adjusted Pre-Tax Income of $286.8 million (which exceeded the target and maximum performance levels by 27% and 6%, respectively) and (2) our relative total shareholder return ranked in the 75th percentile of the 2014-2016 Peer Group. Based on these results, the Committee certified a vesting level of 150% of each Named Executive Officer’s target number of 2014-2016 PSU’s and approved grants of 37,830, 25,219 and 12,609 Common Shares to Messrs. Schottenstein, Creek and Mason, respectively.

The Committee grants all equity-based awards (including awards to our non-employee directors) pursuant to the 2009 LTIP. Except in the case of grants for new hires (which may be made at the first Committee meeting following the hiring date), the Committee grants all stock options and PSU’s at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance, and the meeting follows our release of earnings for the prior year. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant (i.e., the date the Committee approves the grant).

Benefits and Perquisites

Employee Benefits. We provide all of our employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We have also historically elected to make an annual profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of a participant’s annual compensation that is eligible for profit sharing to $50,000. For 2016, the Company contribution made on behalf of each Named Executive Officer was $1,938. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, vision, life and short-term disability insurance. We share the cost of these programs with our employees and provide benefits at competitive market levels to help attract and retain employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

We also maintain a $1.0 million supplemental split-dollar life insurance policy for Mr. Creek. Under this arrangement, we have an obligation to pay a portion of the premium and he has an obligation to pay the balance of the premium. In addition to paying our portion of the premium, we pay his portion and reimburse him for the taxes he incurs with respect to our payment of his portion. Prior to 2002, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have not provided this benefit to any of our new executive officers and have continued (on the same terms without any material modification) only those split-dollar policies that were in effect for our executive officers at the time of the adoption of the Sarbanes-Oxley Act of 2002 and that have not otherwise been surrendered and terminated.

Perquisites. In 2016, we provided our Named Executive Officers with the following perquisites. The Named Executive Officers, along with certain other members of management, received a monthly automobile allowance. The amount of the allowance is based on position. In the first quarter of 2016, we acquired a corporate airplane for transporting our executives, as well as other key employees, among our 15 operating divisions and other business-related travel destinations. Consistent with our past practice when we previously owned a corporate airplane, for security and efficiency reasons, our Chief Executive Officer is permitted to use the plane for personal use. The Committee reviews the extent of personal usage on a quarterly basis and retains the authority to discontinue such usage at any time. Mr. Schottenstein was assessed income for all personal use of the plane in accordance with the applicable Internal Revenue Service regulations. The amount shown in the Summary Compensation Table represents the incremental cost to us for Mr. Schottenstein’s personal use of the plane (as opposed to the income he was assessed).

Payments in Connection with Termination of Employment or Change in Control

Due to the significant tenure of our Named Executive Officers, we do not have employment or severance agreements with them, other than the change in control agreements described below (the “Change in Control Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control, except for the benefits provided under the Change in Control Agreements, our equity compensation plans and our annual performance bonus plan under certain circumstances. The Committee believes these benefits are generally consistent with market practice within our Peer Group, help us attract and retain exceptional executives and, in the case of change in control benefits, align executive and shareholder interests by enabling the Named Executive Officers to pursue corporate transactions without a concern for job security.

Change in Control Agreements. We are a party to a Change in Control Agreement with each Named Executive Officer. The Agreements are identical in all respects, except for the amounts payable thereunder, and remain in effect for so long as the applicable Named Executive Officer is employed by us or until we mutually agree to terminate his Agreement.

As previously reported, the Committee determined that it was in our best interests to enter into the Change in Control Agreements in 2008 based on several considerations, including to: (1) serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction; (2) focus the Named Executive Officers on leading our business through the then ongoing, severe recession in the homebuilding industry; (3) ensure the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security; and (4) ensure our compensation practices remained competitive.

Because the Change in Control Agreements provide the Named Executive Officers with a level of financial protection only upon loss of employment in connection with a change in control, they require a “double trigger.” Under the Agreements, if (1) we terminate a Named Executive Officer’s employment without cause within six months prior to or twenty-four months after a change in control or (2) a Named Executive Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to:

•	a lump sum payment equal to the sum of:

•	a pre-determined multiple of his then-current annual base salary,

•	a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination,

•	a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated, calculated based upon (1) the degree to which the performance goals applicable to his bonus have been achieved (on a pro-rated basis) through the last day of the month preceding the Named Executive Officer’s termination of employment and (2) the number of full calendar months that have elapsed during the fiscal year in which the termination occurs, and

•	any unused vacation; and

•	continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage.

The pre-determined payment multiples for Messrs. Schottenstein, Creek and Mason are 2.99, 2 and 2, respectively. The Committee selected these multiples based primarily on a review of competitive market data for our Peer Group.

Additionally, under the Change in Control Agreements, if the payments to be received by a Named Executive Officer constitute “excess parachute payments” under Section 280G of the Code and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than

10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). The Committee included this modified gross-up provision to balance protecting the Named Executive Officers from any excise tax with limiting our exposure to the cost of a gross-up if the excise tax is triggered by a minimal amount.

1993 Plan. Under our 1993 Stock Incentive Plan as Amended (the “1993 Plan”), the predecessor equity compensation plan to our 2009 LTIP, and the form of award agreement that applies to all outstanding stock options thereunder (all of which are vested and exercisable), if a participant’s employment is terminated for any reason other than death, disability or retirement, all of his or her options will expire unless exercised within 30 days after the date of termination. In the case of a participant’s termination due to death, disability or retirement, all of his or her options will expire unless exercised within one year after the date of termination.

2009 LTIP. Under our 2009 LTIP and the form of award agreement that applies to all outstanding stock options thereunder, if a participant’s employment is terminated for any reason other than death, disability, retirement or cause, his or her stock option privileges will be limited to the options immediately exercisable on the date of termination and expire unless exercised within 60 days after such date. In the case of termination due to death, disability or retirement, all options will become immediately exercisable and expire unless exercised by the applicable expiration date of the option. In the case of termination for cause, a participant will forfeit all of his or her options (whether or not exercisable). In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding stock options. However, if in connection with a change in control, the Committee elects to (1) cancel any option, the participant will be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the change in control to holders of the same number of Common Shares as the number of Common Shares underlying the option being cancelled over the aggregate exercise price of the option being cancelled or (2) cause a substitute award to be issued with respect to any option, the substitute award must substantially preserve the value, rights and benefits of the option being substituted.

Pursuant to the 2009 LTIP and the form of award agreement that applies to all outstanding PSU’s thereunder, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), the participant will forfeit all of his or her PSU’s. In the case of termination due to death or disability, the number of PSU’s that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest and be earned. In the case of termination due to retirement or involuntary termination by us without cause, a prorated portion of the PSU’s that would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the full number of months that the participant remained employed during the performance period. In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding PSU’s. However, if in connection with a change in control, the Committee elects to (1) cancel any PSU award, then the target number of PSU’s subject to such award will vest and the participant will be entitled to receive a cash payment equal to the product of (a) the value of the consideration to be paid for each Common Share in connection with the change in control and (b) the number of vested PSU’s or (2) cause a substitute award to be issued with respect to any PSU, the substitute award must substantially preserve the value, rights and benefits of the PSU being substituted.

2009 Annual Incentive Plan. Under our 2009 Annual Incentive Plan, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), he or she will not be eligible to receive any compensation under the 2009 Annual Incentive Plan for such performance period. In the case of termination due to death, disability, retirement or involuntary termination by us without cause, he or she will be eligible to receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable (based on our actual performance as of the end of the performance period) if he or she had remained employed for the full performance period. If a participant’s employment is terminated after the end of a performance period but prior to the related payment date, he or she will be entitled to receive any compensation earned for such performance period, except in the event of a termination for cause, in which case he or she will not be eligible to receive any compensation for such performance period. In the case of a change in control of M/I Homes, each outstanding award under the 2009 Annual Incentive Plan will be deemed earned and payable at its “target” level.

For more information concerning the Named Executive Officers’ rights (including quantification of the amounts that would be payable) under the Change in Control Agreements, the 1993 Plan, the 2009 LTIP and the 2009 Annual Incentive Plan upon termination of employment or a change in control, see the “Potential Payments Upon Termination of Employment or Change in Control” section on page 46 of this Proxy Statement.

Deferred Compensation Plan

The Named Executive Officers may elect to defer payment of all or part of their annual cash performance bonus (if any) to a later date under our Executives’ Deferred Compensation Plan. The deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion (which is the same day the bonus is paid and the allocation is made). Each executive’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than retirement or, in certain cases, disability (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice. We make no contributions under the Executives’ Deferred Compensation Plan (matching or otherwise), and the future payment obligations under the Plan are our general unsecured obligations.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the interests of our Named Executive Officers and our shareholders. None of the Named Executive Officers elected to defer any portion of the bonus he received in 2017 related to our 2016 performance. Additional information related to the Named Executive Officers’ participation in the Executives’ Deferred Compensation Plan and their respective aggregate account balances thereunder as of December 31, 2016 are set forth in the Nonqualified Deferred Compensation table on page 45 of this Proxy Statement.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we encourage our Named Executive Officers to own our Common Shares by making equity-based compensation a significant percentage of their total compensation and providing them with the opportunity to defer payment of all or part of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives’ Deferred Compensation Plan.

Anti-Hedging/Pledging

To further align the interests of our Named Executive Officers and our shareholders, under our Insider Trading Policy, we prohibit our executives from buying or selling put options, call options or other derivative securities related to our Common Shares or engaging in short sales or hedging transactions (among other transactions). Under our Insider Trading Policy, we also prohibit our executives from holding our Common Shares in a margin account or pledging Common Shares as collateral for a loan.

Tax Implications

Section 162(m) generally prohibits a public company from deducting compensation paid to its principal executive officer and three other most highly compensated executive officers (other than the principal financial officer) in excess of $1 million in any fiscal year. Compensation that qualifies as “performance-based” is excluded from the $1 million limit. The Committee considers the deductibility of our executive compensation under Section 162(m) and structures the annual cash performance bonus and our equity-based compensation in a manner intended to qualify for the “performance-based” exemption under Section 162(m). However, there can be no assurance that these awards will meet the Section 162(m) requirements for deductibility. To maintain flexibility, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such compensation is necessary to achieve our compensation objectives and in our and our shareholders’ best interests.

Looking Forward—2017 Compensation

After reviewing our executive compensation program and data provided by Pearl Meyer, consulting with Pearl Meyer and receiving input from our Chief Executive Officer and other members of management, in the first quarter of this year, the Committee established our 2017 executive compensation program. The 2017 program is substantially similar in design and components to our 2016 program. At the recommendation of Pearl Meyer, the Committee added LGI Homes, Inc. and Tri Pointe Group, Inc. to our Peer Group for 2017 (including for purposes of the 2017 PSU’s) based on their relative size. Set forth below is a summary of the principal components of the 2017 executive compensation program.

Base Salary. The base salaries for Messrs. Schottenstein, Creek and Mason remain at $900,000, $600,000, and $500,000 respectively.

Annual Performance Bonus. Each Named Executive Officer is eligible to receive an annual cash performance bonus that is based on our 2017 Adjusted Pre-Tax Income. The maximum cash performance bonuses that Messrs. Schottenstein, Creek and Mason may receive for 2017 are 350%, 250% and 200% of their respective 2017 base salaries (the same maximum percentages that applied in 2016).

Equity-Based Compensation. In February 2017, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively, which, in each case, represents the same number of service-based stock options that he received in 2016. Consistent with past stock option awards, these options vest and become exercisable in 20% increments on December 31, 2017, 2018, 2019, 2020 and 2021, subject to the Named Executive Officer’s continued employment on the applicable vesting date.

In addition, the Committee awarded Messrs. Schottenstein, Creek and Mason 25,706, 17,137 and 14,267 target number of PSU’s with the underlying Common Shares having a market value on the date of grant of approximately $600,000, $400,000 and $333,000, respectively. In each case, this grant date market value represented approximately the same grant date market value as the Common Shares underlying the target number of 2016-2018 PSU’s awarded to such Named Executive Officer in 2016. The PSU’s will vest and be earned, if at all, after the completion of the performance period, which is the three-year period commencing on January 1, 2017 and ending on December 31, 2019, based (1) 80% on our cumulative annual Adjusted Pre-Tax Income and (2) 20% on our relative total shareholder return compared to our Peer Group over the performance period, and continued employment. The actual number of PSU’s that will vest and be earned by each Named Executive Officer may be increased by up to 50% (from the target number) if we achieve the maximum performance levels for both of the performance goals and be decreased to zero if we fail to meet the threshold performance levels for both of the performance goals. If we achieve the threshold performance levels for both of the performance goals, 50% of each Named Executive Officer’s target number of PSU’s will vest and be earned. The percentage of the target number of PSU’s that will vest and be earned for performance between (1) the threshold and target performance levels will increase proportionately from 50% to 100% based on our actual performance and (2) the target and maximum performance levels will increase proportionately from 100% to 150% based on our actual performance. The same minimum, target and maximum performance levels apply to each Named Executive Officer. The vested PSU’s will be settled on a one-for-one basis in whole Common Shares. The PSU’s have no dividend or voting rights. Any portion of the PSU’s that do not vest will be forfeited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2016 Form 10-K.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Norman L. Traeger

Sharen Jester Turney

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2016

The following table summarizes the total compensation for the fiscal years ended December 31, 2016, 2015 and 2014 for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer during the 2016 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert H. Schottenstein	2016	900,000	777,038	624,525	2,322,495	238,400	4,862,458
Chairman, Chief Executive Officer	2015	900,000	586,682	913,275	2,091,600	11,939	4,503,496
and President	2014	900,000	585,911	1,042,800	2,441,565	11,954	4,982,230
Phillip G. Creek	2016	600,000	518,015	416,350	1,105,950	31,634	2,671,949
Executive Vice President, Chief	2015	600,000	391,108	608,850	996,000	31,260	2,627,218
Financial Officer and Director	2014	600,000	390,601	695,200	1,162,650	30,547	2,878,998
J. Thomas Mason	2016	492,308	431,249	208,175	737,300	12,138	1,881,170
Executive Vice President, Chief Legal	2015	450,000	195,555	304,425	597,600	11,939	1,559,519
Officer, Secretary and Director	2014	450,000	195,289	347,600	697,590	11,954	1,702,433
(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2016, 2015 and 2014 fiscal years.

(2)	The amounts shown reflect the aggregate grant date fair value of the target number of 2016-2018 PSU’s, 2015-2017 PSU’s and 2014-2016 PSU’s granted under the 2009 LTIP during the 2016, 2015 and 2014 fiscal years, respectively, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016, included in the Company’s 2016 Form 10-K. The actual number of PSU’s that will vest and be earned (if any) by each Named Executive Officer will be based (a) 80% on our cumulative Adjusted Pre-Tax Income over the applicable performance period (which began on January 1, 2016 and ends on December 31, 2018 for the 2016-2018 PSU’s, which began on January 1, 2015 and ends on December 31, 2017 for the 2015-2017 PSU’s and which began on January 1, 2014 and ended on December 31, 2016 for the 2014-2016 PSU’s) and (b) 20% on our relative total shareholder return compared to our Peer Group over the applicable performance period, and continued employment. The aggregate grant date fair value of the PSU’s assuming we achieve the maximum performance level is as follows: Mr. Schottenstein, $1,165,557 for the 2016-2018 PSU’s, $880,012 for the 2015-2017 PSU’s and $878,867 for the 2014-2016 PSU’s; Mr. Creek, $777,019 for the 2016-2018 PSU’s, $586,663 for the 2015-2017 PSU’s and $585,890 for the 2014-2016 PSU’s; and Mr. Mason, $646,874 for the 2016-2018 PSU’s, $293,331 for the 2015-2017 PSU’s and $292,935 for the 2014-2016 PSU’s. See “Compensation Discussion and Analysis—Components of 2016 Executive Compensation—Equity-Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement for more information concerning the 2016-2018 PSU’s granted in the 2016 fiscal year and PSU’s granted under the 2009 LTIP generally.

(3)

The amounts shown reflect the aggregate grant date fair value of stock options granted under the 2009 LTIP during the 2016, 2015 and 2014 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016, included in the Company’s 2016 Form 10-K. The stock option awards underlying the aggregate grant date fair value for each Named Executive Officer with respect to the 2016, 2015 and 2014 fiscal years are as follows:

Name	2016 (# of shares)		2015 (# of shares)		2014 (# of shares)
Robert H. Schottenstein	82,500	(a)	82,500	(a)	82,500	(a)
Phillip G. Creek	55,000	(a)	55,000	(a)	55,000	(a)
J. Thomas Mason	27,500	(a)	27,500	(a)	27,500	(a)

(a)	These stock options were granted under the 2009 LTIP during the 2016, 2015 and 2014 fiscal years as the Named Executive Officer’s annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—Components of 2016 Executive Compensation—Equity-Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2016 fiscal year and stock options granted under the 2009 LTIP generally.

(4)	The amounts shown reflect the non-equity incentive plan cash performance bonuses earned by the Named Executive Officers under the Company’s 2009 Annual Incentive Plan for the 2016, 2015 and 2014 fiscal years. See “Compensation Discussion and Analysis—Components of 2016 Executive Compensation—Annual Cash Performance Bonus” on page 27 of this Proxy Statement for more information concerning the annual cash performance bonuses earned by the Named Executive Officers with respect to the 2016 fiscal year.

(5)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2016, 2015 and 2014 fiscal years:

Name	Year	Vehicle Allowance ($) (a)	Personal Use of Company Aircraft ($) (b)	Tax Reimbursement ($) (c)	Life Insurance Premiums ($) (d)	Company Contributions to 401(k) Plan ($) (e)	Total ($)
Robert H. Schottenstein	2016	10,200	226,262	—	—	1,938	238,400
	2015	10,200	—	—	—	1,739	11,939
	2014	10,200	—	—	—	1,754	11,954
Phillip G. Creek	2016	10,200	—	2,412	17,084	1,938	31,634
	2015	10,200	—	2,230	17,091	1,739	31,260
	2014	10,200	—	1,866	16,727	1,754	30,547
J. Thomas Mason	2016	10,200	—	—	—	1,938	12,138
	2015	10,200	—	—	—	1,739	11,939
	2014	10,200	—	—	—	1,754	11,954

(a)	The amounts shown reflect the aggregate cost to the Company attributable to a monthly automobile allowance.

(b)	The amounts shown reflect the incremental cost to the Company relating to personal use of the Company’s airplane. The incremental cost for personal use of the Company’s airplane is calculated based on the average variable cost per hour to operate the airplane (which includes fuel, airport services, landing fees, passenger supplies, pilot travel related costs, ground transportation, and prorated amount of maintenance and service program) times the hours of personal use. See “Compensation Discussion and Analysis—Components of 2016 Executive Compensation—Benefits and Perquisites” on page 34 of this Proxy Statement for more information concerning this benefit.

(c)	The amounts shown reflect the amounts paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company’s payment of such Named Executive Officer’s portion of the premium for a supplemental split-dollar life insurance policy for his benefit.

(d)	For 2016, 2015 and 2014 for Phillip G. Creek, the amount shown reflects the Company’s payment of both its portion and Mr. Creek’s portion of the premium for a supplemental split-dollar life insurance policy for the benefit of Mr. Creek. See “Compensation Discussion and Analysis—Components of 2016 Executive Compensation—Benefits and Perquisites” on page 34 of this Proxy Statement for more information concerning this benefit.

(e)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the Company’s 401(k) Plan.

Grants of Plan-Based Awards for 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Robert H. Schottenstein	-	1		3,150,000
	2/16/2016				17,804	35,608	53,412			777,038	(4)
	2/16/2016							82,500	16.85	624,525	(5)
Phillip G. Creek	-	1		1,500,000
	2/16/2016				11,869	23,738	35,607			518,015	(4)
	2/16/2016							55,000	16.85	416,350	(5)
J. Thomas Mason	-	1		1,000,000
	2/16/2016				9,881	19,762	29,643			431,249	(4)
	2/16/2016							27,500	16.85	208,175	(5)

(1)	The amounts shown reflect the minimum and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2016 fiscal year based on the Adjusted Pre-Tax Income performance goal established by the Compensation Committee for such Named Executive Officer pursuant to the 2009 Annual Incentive Plan as described in “Compensation Discussion and Analysis—Components of 2016 Compensation—Annual Cash Performance Bonus” beginning on page 27 of this Proxy Statement. While the Compensation Committee established minimum and maximum amounts with respect to the Adjusted Pre-Tax Income performance goal, it did not establish any target amount for this performance goal. In 2016, we achieved an Adjusted Pre-Tax Income of $115.2 million, which resulted in a bonus of $2,322,495, $1,105,950 and $737,300 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively.

(2)	The amounts shown reflect the threshold, target and maximum number of the 2016-2018 PSU’s that each Named Executive Officer is eligible to earn based (a) 80% on our cumulative Adjusted Pre-Tax Income over the 2016-2018 Performance Period and (b) 20% on our relative total shareholder return compared to our Peer Group over the 2016-2018 Performance Period, and continued employment. See “Compensation Discussion and Analysis—Components of 2016 Executive Compensation—Equity-Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement for more information concerning the 2016-2018 PSU’s granted in the 2016 fiscal year and PSU’s granted under the 2009 LTIP generally.

(3)	The amounts shown reflect the number of stock options granted under the 2009 LTIP as the Named Executive Officer’s 2016 annual service-based stock option award. These stock options vest and become exercisable over a five-year period in 20% increments beginning on December 31, 2016 (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire on February 16, 2026 unless sooner exercised or forfeited. The stock options have an exercise price equal to the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Components of 2016 Executive Compensation—Equity-Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2016 fiscal year and stock options granted under the 2009 LTIP generally.

(4)	The amounts shown reflect the aggregate grant date fair value of the target number of the 2016-2018 PSU’s granted to the Named Executive Officer in the 2016 fiscal year computed in accordance with FASB ASC Topic 718.

(5)	The amounts shown reflect the aggregate grant date fair value of the stock options granted to the Named Executive Officer in the 2016 fiscal year computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Name	Exercisable	Unexercisable
Robert H. Schottenstein	60,000	—		33.86	2/13/2017
	31,746	—		33.86	2/13/2017
	15,000	—		14.18	2/8/2021
	30,000	—		12.23	2/8/2022
	66,000	16,500	(2)	23.66	2/12/2023
	49,500	33,000	(3)	23.79	2/18/2024
	33,000	49,500	(4)	21.28	2/17/2025
	16,500	66,000	(5)	16.85	2/16/2026
						63,803	1,606,559
Phillip G. Creek	24,000	—		33.86	2/13/2017
	15,873	—		33.86	2/13/2017
	8,000	—		7.85	2/10/2019
	48,000	—		13.12	2/9/2020
	50,000	—		14.18	2/8/2021
	50,000	—		12.23	2/8/2022
	44,000	11,000	(2)	23.66	2/12/2023
	33,000	22,000	(3)	23.79	2/18/2024
	22,000	33,000	(4)	21.28	2/17/2025
	11,000	44,000	(5)	16.85	2/16/2026
						42,534	1,071,006
J. Thomas Mason	10,000	—		33.86	2/13/2017
	4,960	—		33.86	2/13/2017
	24,000	—		13.12	2/9/2020
	25,000	—		14.18	2/8/2021
	25,000	—		12.23	2/8/2022
	22,000	5,500	(2)	23.66	2/12/2023
	16,500	11,000	(3)	23.79	2/18/2024
	11,000	16,500	(4)	21.28	2/17/2025
	5,500	22,000	(5)	16.85	2/16/2026
						29,160	734,249

(1)	Each of the stock options set forth in this table with an expiration date prior to 2020 was granted under the 1993 Plan and expires ten years after the date of grant in accordance with the terms of the 1993 Plan. Each of the stock options set forth in this table with an expiration date in 2020 or later was granted under the 2009 LTIP and expires ten years after the date of grant in accordance with the terms of the 2009 LTIP.

(2)	100% of these unexercisable options vest on December 31, 2017.

(3)	50% of these unexercisable options vest on each of December 31, 2017 and 2018.

(4)	33 and 1/3% of these unexercisable options vest on each of December 31, 2017, 2018 and 2019.

(5)	25% of these unexercisable options vest on each of December 31, 2017, 2018, 2019 and 2020.

(6)	The amounts shown reflect the aggregate target number of 2015-2017 PSU’s and 2016-2018 PSU’s awarded to the Named Executive Officer in 2015 and 2016 under the 2009 LTIP. Assuming that we achieve the maximum performance levels applicable to the 2015-2017 PSU’s and the 2016-2018 PSU’s, the amounts shown would increase to: Mr. Schottenstein, 95,704; Mr. Creek, 63,801; and Mr. Mason, 43,740. The actual number of PSU’s that will vest and be earned (if any) by each Named Executive Officer will be determined after the applicable performance period (which began on January 1, 2016 and ends on December 31, 2018 for the 2016-2018 PSU’s and which began on January 1, 2015 and ends on December 31, 2017 for the 2015-2017 PSU’s) based (a) 80% on our cumulative Adjusted Pre-Tax Income over the applicable performance period and (b) 20% on our relative total shareholder return compared to our Peer Group over applicable performance period, and continued employment.

(7)	The amounts shown reflect the aggregate market value as of December 31, 2016 of the aggregate target number of 2015-2017 PSU’s and 2016-2018 PSU’s awarded to the Named Executive Officer in 2015 and 2016, calculated by multiplying the aggregate target number of 2015-2017 PSU’s and 2016-2018 PSU’s by $25.18 (the closing price of our Common Shares on the NYSE on December 30, 2016, the last trading day of 2016). Assuming that we achieve the maximum performance levels applicable to the 2015-2017 PSU’s and the 2016-2018 PSU’s, the amounts shown would increase to: Mr. Schottenstein, $2,409,827; Mr. Creek, $1,606,509; and Mr. Mason, $1,101,373.

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert H. Schottenstein	—	—	37,830	882,952
Phillip G. Creek	—	—	25,219	588,611
J. Thomas Mason	—	—	12,609	294,294

(1)	The amounts shown reflect the number of Common Shares issued to the Named Executive Officer on February 8, 2017 in settlement of the vesting of the 2014-2016 PSU’s multiplied by $23.34 (the closing price of our Common Shares on the NYSE on February 8, 2017). See “Compensation Discussion and Analysis—Components of 2016 Executive Compensation—Equity-Based Compensation” on page 30 of this Proxy Statement for more information concerning the vesting of the 2014-2016 PSU’s.

Nonqualified Deferred Compensation for 2016

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	—	—	—	—	—
Phillip G. Creek	—	—	—	—	—
J. Thomas Mason	—	—	11,723	—	90,547
(1)	None of the Named Executive Officers made any contributions during the 2016 fiscal year under the Executives’ Deferred Compensation Plan. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” on page 37 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf of any of the participants in the plan.

(3)	The amounts shown represent the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2016 fiscal year based on the 15% increase in the value of our Common Shares during the 2016 fiscal year. The Company paid no dividends on its Common Shares during the 2016 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 41 of this Proxy Statement.

(4)	The amounts shown represent the market value of the Common Shares distributed to the Named Executive Officers during the 2016 fiscal year (based on the closing price of the Common Shares on the date of the distribution) pursuant to the Executives’ Deferred Compensation Plan.

(5)	The amounts shown represent the market value as of December 31, 2016 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2016. With respect to J. Thomas Mason, $38,742 of the amount shown has been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement, we are a party to a Change in Control Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive’s employment is terminated in connection with that change in control. Other than the benefits that may be payable to the Named Executive Officers under the Change in Control Agreements, the accelerated vesting under certain circumstances of stock options and PSU’s granted to the Named Executive Officers under the 2009 LTIP and certain payments that may be payable to the Named Executive Officers under the 2009 Annual Incentive Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control.

The following table summarizes the potential payments to our Named Executive Officers upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2016):

Name and Type of Potential Payment	Death ($)	Disability ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	Change in Control ($)	Involuntary Not for Cause Termination Followed by a Change in Control (5) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (6) ($)
Robert H. Schottenstein
Severance Benefits: (1)	—	—	—	—	—	15,474,218	15,777,289
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	774,780	774,780	774,780	—	774,780	—	774,780
Accelerated Vesting of PSU’s Under the 2009 LTIP: (3)	2,559,119	2,559,119	1,724,729	1,724,729	2,559,119	2,559,119	2,559,119
2009 Annual Incentive Plan Payments: (4)	2,322,495	2,322,495	2,322,495	2,322,495	2,205,000	2,322,495	2,205,000
Total:	5,656,394	5,656,394	4,822,004	4,047,224	5,538,899	20,355,832	21,316,188
Phillip G. Creek
Severance Benefits: (1)	—	—	—	—	—	6,327,608	6,554,446
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	542,520	542,520	542,520	—	542,520	—	542,520
Accelerated Vesting of PSU’s Under the 2009 LTIP: (3)	1,706,021	1,706,021	1,149,778	1,149,778	1,706,020	1,706,021	1,706,021
2009 Annual Incentive Plan Payments: (4)	1,105,950	1,105,950	1,105,950	1,105,950	1,050,000	1,105,950	1,050,000
Total:	3,354,491	3,354,491	2,798,248	2,255,728	3,298,540	9,139,579	9,852,987
J. Thomas Mason
Severance Benefits: (1)	—	—	—	—	—	4,217,802	4,293,403
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	271,260	271,260	271,260	—	271,260	—	271,260
Accelerated Vesting of PSU’s Under the 2009 LTIP: (3)	1,051,743	1,051,743	972,863	972,863	1,051,743	1,051,743	1,051,743
2009 Annual Incentive Plan Payments: (4)	737,300	737,300	737,300	737,300	630,000	737,300	630,000
Total:	2,060,303	2,060,303	1,981,423	1,710,163	1,953,003	6,006,845	6,246,406

(1)	The amounts shown are based on the Change in Control Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $7,621,851 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his base salary at December 31, 2016 and his average annual bonus earned during the 2011-2015 fiscal years; (b) $2,322,495 represents a lump sum payment for his 2016 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2016 fiscal year and is based on the triggering event occurring on December 31, 2016 and the performance period ending on November 30, 2016, in accordance with the terms of his Change in Control Agreement); (c) $86,538 represents a lump sum payment for unused vacation; (d) $43,876 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Schottenstein) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $5,399,458 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $5,702,529 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement.

For Phillip G. Creek, of the amounts shown: (a) $2,770,584 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2016 and his average annual bonus earned during the 2011-2015 fiscal years; (b) $1,105,950 represents a lump sum payment for his 2016 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2016 fiscal year and is based on the triggering event occurring on December 31, 2016 and the performance period ending on November 30, 2016, in accordance with the terms of his Change in Control Agreement); (c) $57,692 represents a lump sum payment for unused vacation; (d) $35,838 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $2,357,544 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $2,584,382 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement.

For J. Thomas Mason, of the amounts shown: (a) $1,843,885 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2016 and his average annual bonus earned during the 2011-2015 fiscal years; (b) $737,300 represents a lump sum payment for his 2016 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2016 fiscal year and is based on the triggering event occurring on December 31, 2016 and the performance period ending on November 30, 2016, in accordance with the terms of his Change in Control Agreement); (c) $47,337 represents a lump sum payment for unused vacation; (d) in the event of an involuntary not for cause termination followed by a change in control, $1,589,280 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement; and (e) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $1,664,881 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement.

For more information concerning the Change in Control Agreements, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

For purposes of each Change in Control Agreement, “cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (b) conviction of a felony; (c) willful refusal to substantially perform his assigned duties; (d) willful engagement in gross misconduct materially injurious to the Company; or (e) breach of any material term of the Change in Control Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the Change in Control Agreement.

For purposes of each Change in Control Agreement, “change in control” means: (a) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (b) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (c) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (d) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition. The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each Change in Control Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which the executive has not consented in writing: (a) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (b) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (c) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (d) a reduction in his base salary; (e) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (f) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (g) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (h) we attempt to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

(2)	Pursuant to the terms of the 2009 LTIP, if a participant’s employment is terminated as a result of death, disability or retirement, all of the participant’s unvested stock options will immediately vest and become exercisable. In the event of a change in control, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding stock options, including (a) the acceleration of the vesting and exercisability of options, (b) the payment of cash in exchange for the cancellation of any options and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any options affected by the change in control. The table assumes that all unvested stock options under the 2009 LTIP will immediately vest and become exercisable upon a change in control. The amounts shown represent the value of the accelerated stock options as of December 31, 2016, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2016. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement. As of December 31, 2016, all outstanding options under the 1993 Plan were vested and exercisable.

For purposes of the 2009 LTIP, “disability” means: (a) with respect to an incentive stock option, the participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code; and (b) with respect to any other award, unless otherwise provided in the related award agreement, (i) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, (ii) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer, or (iii) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 LTIP, “retirement” means a participant’s termination of employment (other than for cause) on or after the date on which the sum of the participant’s years of service with the Company and its affiliates plus the participant’s age is equal to or greater than 70, provided that the participant has attained the age of 55.

For purposes of the 2009 LTIP, “change in control” means: (a) the members of the Board on the effective date of the 2009 LTIP (including individuals whose election or nomination for election was approved by a majority of such directors) cease for any reason other than death to constitute at least a majority of the members of the Board; (b) the acquisition by any person or group, other than the Company, any subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, of beneficial ownership, directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; (c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company; (d) the sale or other disposition of all or substantially all of the assets of the Company; or (e) the liquidation or dissolution of the Company. Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any award that is subject to Section 409A of the Code, a change in control will not be deemed to have occurred unless the events or circumstances constituting a change in control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(3)	Pursuant to the terms of the 2009 LTIP, if, during a performance period, a participant’s employment is terminated: (a) as a result of death or disability, then all of the PSU’s that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period; or (b) involuntarily without cause or as a result of the participant’s retirement, a prorated portion (based on the full number of months that the participant was employed by us during the performance period) of the PSU’s that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period. For purposes of these termination events, the table reflects actual performance with respect to the 2014-2016 PSU’s and assumes that the performance goals applicable to the 2015-2017 PSU’s and the 2016-2018 PSU’s will be achieved at the target level.

In the event of a change in control, the Compensation Committee may take such actions, if any as it deems necessary or desirable with respect to any outstanding PSU’s, including (a) the acceleration of the vesting and settlement of any PSU’s, (b) the payment of cash in exchange for the cancellation of any PSU’s and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any PSU’s affected by the change in control. The table reflects actual performance with respect to the 2014-2016 PSU’s and assumes all unvested 2015-2017 PSU’s and 2016-2018 PSU’s will immediately vest at the “target” level upon a change in control.

The amounts shown represent the value of the PSU’s that have been earned or are assumed will be earned or accelerated as described in the foregoing paragraphs of this Note (3) as of December 31, 2016, calculated by multiplying the number of such PSU’s by the closing price of our Common Shares on the NYSE on December 31, 2016. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

(4)	Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant’s employment is terminated involuntarily without cause or as a result of the participant’s death, disability or retirement, the participant will receive a prorated portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable under the 2009 Annual Incentive Plan if the participant had remained employed for the full performance period. The amounts shown with respect to death, disability, retirement and involuntary not for cause termination represent a lump sum payment equal to the amounts earned by the Named Executive Officers under the 2009 Annual Incentive Plan with respect to the 2016 fiscal year. Pursuant to the terms of the 2009 Annual Incentive Plan, if a change in control occurs during a performance period, each outstanding award thereunder will be considered earned and payable at its “target” level. With respect to the 2016 fiscal year awards granted under the 2009 Annual Incentive Plan, the Compensation Committee established minimum and maximum levels of performance for each of the Named Executive Officers, but did not establish “target” levels of performance. The amounts shown with respect to a change in control represent a lump sum payment equal to an estimated “target” level under the 2009 Annual Incentive Plan for the 2016 fiscal year awards based on the Company’s projected levels of performance with respect to the 2016 performance goals. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

For purposes of the 2009 Annual Incentive Plan, “disability” means: (a) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer; or (c) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 Annual Incentive Plan, “retirement” and “change in control” have substantially the same definitions as described in footnote (3) above with respect to the 2009 LTIP.

(5)	For purposes of this column, we have assumed that, on December 31, 2016, the Named Executive Officer incurred an involuntary not for cause termination, which was followed by a change in control. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

(6)	For purposes of this column, we have assumed that, on December 31, 2016 a change in control occurred, which was followed by the Named Executive Officer’s involuntary not for cause termination or voluntary termination for good reason. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 34 of this Proxy Statement.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by such Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if such Named Executive Officer has so elected in his deferral notice. On December 31, 2016, the market value of the accounts of each of Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason under the Executives’ Deferred Compensation Plan was $0, $0 and $90,547, respectively. For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” on page 37 of this Proxy Statement.

COMPENSATION OF DIRECTORS

The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our Peer Group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our Peer Group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors and our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.

For the 2016 fiscal year, each non-employee director (other than the Lead Independent Director, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee) received an annual retainer of $65,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee received an annual retainer of $95,000, $80,000 and $75,000, respectively, and the Lead Independent Director received an additional $15,000. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See footnote (1) to the Director Compensation Table below for a description of this plan. For 2016, each non-employee director also received a grant of 2,500 stock units under the 2009 LTIP. Pursuant to the 2009 LTIP, all stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director’s stock units and will be paid in Common Shares upon separation of service.

The Compensation Committee generally awards all grants of stock units at its meeting held immediately following the Company’s annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information.

In February 2017, the Board increased (1) the annual retainer for each non-employee director (other than the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee) to $70,000 and (2) the annual retainer for the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee to $100,000, $85,000 and $80,000, respectively. For the 2017 fiscal year, each non-employee director will also receive, subject to the discretion of the Compensation Committee, 3,000 stock units under the 2009 LTIP. The Board made the foregoing changes upon the recommendation of the Compensation Committee. In making its recommendation, the Compensation Committee reviewed and considered competitive data provided by Pearl Meyer regarding the non-employee director compensation for companies in our Peer Group. Such competitive data indicated that our non-employee director cash compensation ranked in the 30th percentile of our Peer Group and our non-employee director equity compensation ranked near the bottom of our Peer Group. The Compensation Committee also considered the input of Pearl Meyer.

Director Compensation Table for 2016

The following table summarizes the total compensation for the fiscal year ended December 31, 2016 for each of the Company’s non-employee directors. Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are not included in this table because they were employees of the Company during the 2016 fiscal year and received no additional compensation for their services as directors. The compensation received by Messrs. Schottenstein, Creek and Mason as employees of the Company is shown in the Summary Compensation Table on page 41 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Friedrich K.M. Böhm	95,000	48,625	143,625
William H. Carter	95,000	48,625	143,625
Michael P. Glimcher	65,000	48,625	113,625
Nancy J. Kramer	65,000	48,625	113,625
Norman L. Traeger	75,000	48,625	123,625
Sharen Jester Turney	65,000	48,625	113,625

(1)	The amounts shown reflect the annual retainers earned by our non-employee directors for the 2016 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director’s deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan aligns the interests of our non-employee directors with the interests of our shareholders. For more information concerning the Director Deferred Compensation Plan, including the number of Common Shares held by our non-employee directors pursuant to the Director Deferred Compensation Plan, see “Principal Shareholders” on page 19 of this Proxy Statement.

(2)	The amounts shown reflect the aggregate grant date fair value of the stock unit awards granted to our non-employee directors under the 2009 LTIP during the 2016 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016, included in the Company’s 2016 Form 10-K. The 2,500 stock units granted to each of the non-employee directors on May 3, 2016 (which were the only equity awards granted to the non-employee directors during the 2016 fiscal year) had a grant date fair value of $19.45 per unit (based on the closing price of our Common Shares on the date of grant). For the 2006, 2007 and 2008 fiscal years, we granted annual stock unit awards to the non-employee directors under the 2006 Director Plan. In connection with our shareholders’ approval of the 2009 LTIP, we terminated the 2006 Director Plan (although outstanding awards under the 2006 Director Plan remain in effect in accordance with their respective terms). The outstanding stock units under the 2009 LTIP and the 2006 Director Plan contain substantially the same terms. As of December 31, 2016, Friedrich K.M Böhm, William H. Carter, Michael P. Glimcher, Nancy J. Kramer, Norman L. Traeger and Sharen Jester Turney held 17,027, 10,000, 9,000, 2,500, 17,027 and 11,000 stock units pursuant to the 2009 LTIP and/or the 2006 Director Plan, respectively.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its charter.

Responsibility. Management is responsible for the Company’s internal controls, preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the fiscal year, the Audit Committee met nine times with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with PCAOB Rules 3520 & 3526; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Auditing Standard 16, Communication with Audit Committees, and AU Section 150, Generally Accepted Auditing Standards, as adopted by the PCAOB in Rule 3100. The Audit Committee discussed and reviewed the results of D&T’s audit of the consolidated financial statements with and without management present. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2016 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s 2016 Form 10-K that was filed with the SEC on February 17, 2017.

Audit Committee:

William H. Carter (Chairman)

Friedrich K.M. Böhm

Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2016 and December 31, 2015:

	Year Ended December 31,
	2016	2015
Audit Fees	$770,000	$755,250
Audit-Related Fees	223,400	224,800
Tax Fees	60,700	31,650
All Other Fees	—	—
Total	$1,054,100	$1,011,700

Audit Fees for the fiscal years ended December 31, 2016 and 2015 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees include $170,000 in 2016 and $148,900 in 2015 for the performance of audits of the Company’s assessment of internal control over financial reporting.

Audit-Related Fees for the fiscal years ended December 31, 2016 and 2015 consisted of fees for annual audits of M/I Financial as well as assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and review of the Company’s conclusions with respect to various accounting matters and fees related to our 2016 shelf registration and 2015 debt issuances.

Tax Fees for the fiscal years ended December 31, 2016 and 2015 consisted of fees for the review of our federal and state tax returns. In addition, the fees for the fiscal year ended December 31, 2016 included fees for a special tax-related study.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is regularly kept informed by management of the services provided by the independent registered public accounting firm.

During the 2016 and 2015 fiscal years, all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee’s pre-approval policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of our Common Shares or Preferred Shares to file reports of ownership and changes in ownership of the Common Shares or Preferred Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from our officers and directors that no additional reports were required to be filed, the Company believes that, during the 2016 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2018 Annual Meeting of Shareholders must be received by the Company by December 5, 2017 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2018 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2018 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 18, 2018, or if the Company meets other requirements of applicable SEC Rules, proxies solicited by the Board for the 2018 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2018 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not later than March 10, 2018 nor earlier than February 8, 2018. See “Information Regarding the Board, its Committees and Corporate Governance—Nomination of Directors” beginning on page 12 of this Proxy Statement for information regarding our director nomination process.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as other costs incurred in connection with the solicitation of proxies on behalf of the Board, will be paid by the Company, except for any Internet access fees and telephone service fees incurred by shareholders who elect to vote electronically via the Internet or telephonically. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. The Company will reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

J. Thomas Mason
Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Local Time, on May 9, 2017.

Vote by Internet
• Go to www.envisionreports.com/MHO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

  • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1,
FOR Proposal No. 2, selecting 1 YEAR on Proposal No. 3 and FOR Proposal No. 4.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Phillip G. Creek	☐	☐	2 - Nancy J. Kramer			☐	☐	03 - Norman L. Traeger	☐	☐

				For	Against	Abstain					1 YR	2 YRS 3 YRS Abstain

2.	A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.			☐	☐	☐	3.	A non-binding, advisory vote on the frequency of advisory votes on the compensation of the named executive officers of M/I Homes, Inc.			☐	☐ ☐ ☐

				For	Against	Abstain

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2017 Annual Meeting Admission Ticket

2017 Annual Meeting of Shareholders of

M/I Homes, Inc.

Tuesday, May 9, 2017, 9:00 a.m., Local Time

M/I Homes, Inc.

3 Easton Oval

Columbus, Ohio 43219

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE

BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 9, 2017.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 9, 2017, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), for holding advisory votes on the compensation of the named executive officers of M/I Homes, Inc. every 1 YEAR (Proposal No. 3), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017 (Proposal No. 4). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 4, 2017, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2016 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2017 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2016 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1,
FOR Proposal No. 2, selecting 1 YEAR on Proposal No. 3 and FOR Proposal No. 4.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - Phillip G. Creek	☐	☐	02 - Nancy J. Kramer			☐	☐	03 - Norman L. Traeger	☐	☐

				For	Against	Abstain				1 YR	2 YRS	3 YRS	Abstain
2.	A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.			☐	☐	☐	3.	A non-binding, advisory vote on the frequency of advisory votes on the compensation of the named executive officers of M/I Homes, Inc.		☐	☐	☐	☐

				For	Against	Abstain
4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year			☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 9, 2017.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 9, 2017, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), for holding advisory votes on the compensation of the named executive officers of M/I Homes, Inc. every 1 YEAR (Proposal No. 3), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017 (Proposal No. 4). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 4, 2017, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2016 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2017 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2016 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.